                                                                    Exhibit 2.1

                               DATED 31 MAY 2000



                           ROGER PERSEY & OTHERS (1)

                               PETER DUNSFORD (2)


                                      and


                         HORIZON ORGANIC DAIRY LIMITED


                    -----------------------------------------
                              SHARE SALE AGREEMENT
 for the sale and purchase of the entire issued shares in Meadow Farms Limited

                    -----------------------------------------


                                   THEODORE
                                    GODDARD

                                     CONTENTS

                                                                                                      Page
1.   DEFINITIONS AND INTERPRETATION...................................................................   1
2.   SALE AND PURCHASE................................................................................   1
3.   CONSIDERATION....................................................................................   2
4.   WARRANTIES.......................................................................................   2
5.   COMPLETION.......................................................................................   3
6.   CONFIDENTIALITY..................................................................................   6
7.   RESTRICTIVE COVENANTS............................................................................   7
8.   RELEASE OF GUARANTEES AND INDEMNITIES............................................................  10
9.   HOLD HARMLESS PAYMENTS...........................................................................  11
10.  REFERENCES TO EXPERT.............................................................................  13
11.  COSTS............................................................................................  13
12.  NOTICES..........................................................................................  14
13.  GENERAL..........................................................................................  14
SCHEDULE 1 - THE SELLERS, THEIR SHAREHOLDINGS AND APPORTIONMENT OF PROVISIONAL CONSIDERATION..........  18
SCHEDULE 2 - WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS.............................................  20
SCHEDULE 3 - PARTICULARS OF THE COMPANY...............................................................  52
SCHEDULE 4 - PARTICULARS OF ODL.......................................................................  54
SCHEDULE 5 - CONSIDERATION............................................................................  56
SCHEDULE 6 - SELLERS' PROTECTIONS.....................................................................  61
APPENDIX - DEFINITIONS AND INTERPRETATION.............................................................  65

Documents in the Agreed Form:

1.   Acknowledgment of no claims and release

2.   Certificate of non-crystallisation

3.   Consultancy Agreement for Dunsford Management Consultants

4.   Form of Director's/Secretary's Resignation

5.   New Articles of Association for the Company

6.   Power of Attorney from the registered holders of the Shares

7.   Service Agreement for David Underdown

8.   Consultancy Agreement with David Underdown and Magellan Enterprises Limited

9.   Tax Deed

10.  Supply Agreements with Roger Persey, Geoffrey Persey and W Persey & Sons

11.  Supply Agreement with OMSCO

12.  ODL Sale Agreement

AGREEMENT dated 31 May 2000

PARTIES:

(1)   THE PERSONS whose details are set out in Schedule 1 (Sellers).

(2) PETER DUNSFORD of Garden Court, Elm Grove Road, Topsham, Exeter, Devon, EX3 0BN.

(3) HORIZON ORGANIC DAIRY LIMITED a company registered in England under number 3729723 whose registered office is at 150 Aldersgate Street, London EC1A 4EJ (Purchaser).

INTRODUCTION:

(A) The Sellers are the registered holders and beneficial owners of all the issued shares in Meadow Farms Limited (Company).

(B) The Sellers are willing to sell such shares to the Purchaser, and the Purchaser is willing to purchase them, on the terms and subject to the conditions of this Agreement.

(C)   Details of the Company are set out in Schedule 3.

(D)   ODL is the only subsidiary of the Company at the date of this Agreement.

(E) Peter Dunsford has agreed to join in this Agreement for the purposes set out in the Agreement.

IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

      The definitions and interpretation provisions set out in the Appendix apply in this Agreement.

2.    SALE AND PURCHASE

2.1 Each of the Sellers shall sell the number of Shares shown opposite his name in column (2) of Schedule 1 and the Purchaser shall purchase the Shares on the terms and subject to the conditions of this Agreement.

2.2 The Sellers shall sell the Shares with full title guarantee and free from any Encumbrance.

2.3 The Sellers warrant and represent to the Purchaser that they are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares free from any Encumbrance on the terms of this Agreement.

2.4 The Sellers shall sell the Shares with all rights now and in the future attaching to them.

2.5 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously. However, completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the others.

2.6 Each of the Sellers waives, and agrees to procure the waiver of, any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the existing articles of association of the Company or otherwise.

3.   CONSIDERATION

The provisions of Schedule 5 (Consideration) shall have effect.

4.   WARRANTIES

4.1 The Covenantors warrant, represent to and undertake with the Purchaser in the terms of Schedule 2.

4.2 The Covenantors acknowledge that the Purchaser is entering into this Agreement in reliance on the Warranties.

4.3 The Warranties are given subject to the matters accurately disclosed in the Disclosure Letter. However, the Warranties are not subject to any other qualification including any matter within the knowledge (actual, imputed or constructive) of the Purchaser or any of its advisers at Completion which is not disclosed in the Disclosure Letter.

4.4 If it shall be alleged or determined that the knowledge (actual, imputed or constructive) of the Purchaser or any of its representatives or advisers at Completion of any matter, fact or circumstance which is not disclosed, or is misleadingly disclosed, in the Disclosure Letter (Relevant Matter) operates to deny the Purchaser, or to reduce the amount recoverable by the Purchaser under, a claim for breach of any of the Warranties, then the Covenantors shall pay to the Purchaser such sum or sums as shall be equal to all amounts which the Purchaser would otherwise have recovered in respect of such claim if the Purchaser or its representatives or advisers had not had actual, imputed or constructive knowledge of the Relevant Matter. This payment undertaking shall not be impaired by or otherwise affected by such knowledge. This payment undertaking is a separate and distinct undertaking arising independently of the Warranties and any claim by the Purchaser under the Warranties. Any payment made by the Covenantors pursuant to this clause 4.4 shall be treated as a reduction pro-rata in the purchase consideration for their Shares.

4.5 In the event of any conflict or inconsistency between the provisions of this Agreement (other than, and to the extent only that the Disclosure Letter qualifies, the Warranties) and the Disclosure Letter the provisions of this Agreement shall prevail.

4.6 The Covenantors undertake to the Purchaser that they will not seek to pursue any right, remedy or claim against the Company or ODL or any of their respective officers or employees or agents (including without limitation any employee of Dunsford Management Consultants) which they or any of them may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given to all or any of the Covenantors or any of their advisers or agents in connection with this Agreement, the Warranties, the Disclosure Letter, the Tax Deed or any other document referred to in this Agreement. In any event, the Covenantors irrevocably undertake to the Purchaser (for itself and trustee for each of such persons) to waive every such claim they may have against any of such persons.

4.7 Each of the Warranties shall be construed separately and none of the Warranties shall limit or govern the extent, application or construction of any other of the Warranties.

4.8 Where any of the Warranties is qualified by the awareness, knowledge, information or belief of the Covenantors or any other person that Warranty shall only be deemed to be so qualified if the Covenantors have made, or procured to be made, due and careful enquiry to ascertain whether the Warranty concerned is correct and not misleading.

4.9  The provisions of Schedule 6 (Sellers' Protections) shall have effect.

5.   COMPLETION

5.1 Completion shall take place at the offices of the Sellers' Solicitors on 31 May 2000 or at such later time or date as the Sellers and the Purchaser may agree in writing.

5.2  On Completion:

     5.2.1     the Sellers shall deliver to the Purchaser's Solicitors:

               (a) transfers of the Shares duly executed by the registered holders of such Shares in favour of the Purchaser or its nominees together with the relative share certificates (or an indemnity in such form as the Purchaser shall require in relation to any missing certificates);

               (b) a certificate of non-crystallisation in the Agreed Form from HSBC Bank plc addressed to the Purchaser in respect of the floating charge granted by the Company on 18 August 1998 and dated with the date of Completion;

               (c) letters of resignation in the Agreed Form from the present directors (save for Peter Dunsford) and secretary of the Company. It is agreed that if, despite the terms of such resignation, any person so resigning shall nevertheless be entitled to any form of compensation (whether for redundancy, unfair dismissal, wrongful dismissal or otherwise) the consideration for the Shares held by the Sellers shall be reduced by the cost of such compensation falling on the Company. The amount of such reduction shall be recoverable by the Purchaser as a debt from the Sellers payable on demand);

               (d) an acknowledgment of no claims and release in the Agreed Form from each of the Covenantors releasing the Company from any liabilities which may be owing to that Covenantor by the Company;

               (e) the written resignation of the Auditors and the present auditors of the Company accompanied by a statement under section 394(1) of the Act that there are no such circumstances as are mentioned in that section and confirming that they have no claim against the relevant company of any nature whatever other than for proper professional fees for services rendered in respect of their duties as auditors prior to Completion;

               (f)  the Tax Deed executed by the Covenantors;

               (g) the certificate of incorporation, (and, if applicable any certificates of incorporation on change of name) any common seal, any securities seal, statutory minute books and registers (duly made up to the date of Completion), share certificate book and all available copies of the memorandum and articles of association of the Company;

               (h) a certified copy of any power of attorney under which any document delivered on Completion has been executed on behalf of any of the Sellers;

               (i) written confirmations from the relevant banks as to the respective bank balances of the Company as at the close of business on the second Business Day preceding Completion together with a list of all unpresented cheques and uncleared lodgements which upon presentation or clearance would be debited or credited to the respective accounts;

               (j) copies of all bank mandates of the Company together with a blank mandate in respect of each bank account maintained by the Company;

               (k) letters addressed to the Purchaser from all of the existing bankers of the Company confirming their consent to the acquisition of the Shares by the Purchaser and confirming that to their knowledge no event of default has occurred under each of their facilities and is continuing;

               (l) all documents of title relating to the investments of the Company (including without limitation the Company's investments in ODL);

               (m)  all cheque books in current use by the Company;

               (n) all papers, books, records, keys, credit cards and other property (if any) of the Company which are in the possession or under the control of any of the Sellers or Peter Dunsford;

               (o) duly executed releases of the Company from any guarantee, suretyship, indemnity, collateral security or letter of comfort given in support of any of the liabilities of any of the Sellers or Peter Dunsford or Dunsford Management Consultants or any Associate of any of the Sellers or Peter Dunsford or Dunsford Management Consultants or any director or employee of the Company or any Associate of any such director or employee;

               (p) irrevocable powers of attorney in the Agreed Form executed by each of the holders of the Shares in favour of the Purchaser and its directors to enable the Purchaser (pending registration of the transfers of such shares) to exercise all voting and other rights attaching to such shares and to appoint proxies for this purpose;

               (q) originals of the organic milk supply agreements executed by Roger Persey, Geoffrey Persey and W Persey & Sons in the Agreed Form;

               (r) an original of the organic milk supply agreement executed by OMSCO in the Agreed Form;

     5.2.2 (s) an original (undated) of the ODL Sale Agreement executed by the ODL Shareholders and the Company together with all documents referred to in clause 5 of the ODL Sale Agreement;The Sellers and Peter Dunsford shall procure that David Underdown shall enter into a service agreement with ODL and that each of David Underdown and Magellan Enterprises Limited shall enter into a consultancy agreement with the Purchaser each in the Agreed Form;

     5.2.3 Dunsford Management Consultants and Peter Dunsford and Fenella Reeves and Richard Lowes will each enter into a consultancy agreement with the Company for the provision by Dunsford Management Consultants of the services of Peter Dunsford, Fenella Reeves and Richard Lawes to the Company and ODL in the Agreed Form;

     5.2.4 the Covenantors shall repay and shall procure their Associates and the directors and employees of the Company and the Associates of such directors and employees to repay all moneys then owing by any of them to the Company whether due for payment or not;

     5.2.5 the Sellers and Peter Dunsford shall procure that there shall be held a meeting of the directors of each of the Company attended by a quorum of the directors, at which:

               (a) Charles Marcy, Mark Retzloff, Don Gaidano, Wim Engels and Jeremy Deacon shall be appointed additional directors of the Company;

               (b) the above-mentioned resignations of the present secretary and auditors shall be accepted with immediate effect and Don Gaidano and the Purchaser's Accountants shall be appointed secretary and auditors respectively in their places;

               (c) its registered office shall be changed to 150 Aldersgate Street, London EC1A 4EJ;

               (d) the transfers referred to in clauses 5.2.1(a) shall be approved for registration (subject to stamping with any required stamp duty);

               (e) the consultancy agreements referred to in respectively clauses 5.2.2 and 5.2.3 shall be approved and executed by the Company;

               (f) the organic milk supply agreements referred to in clauses 5.2.1(q) and (r) shall be approved and executed by the Company;

               (g) such resolutions and actions regarding bankers as the Purchaser may require shall be passed and taken;

               (h) such other business as the Purchaser may reasonably require shall be transacted; and

               (i) the above-mentioned resignations of the present directors (save for Peter Dunsford) and the secretary shall be accepted with effect from the end of the meeting and the Sellers shall deliver to the Purchaser certified copies of the minutes of such board meetings;

     5.2.6 the Sellers and Peter Dunsford shall procure the Company to adopt new articles of association in the Agreed Form;

     5.2.7     against compliance with the above provisions the Purchaser shall:

               (a) remit by bank electronic transfer to the Sellers' Solicitors' bank account (branch: Barclays Bank Plc, 20 High Street, Exeter sort code: 20-30-47 account number: 00633755) the Provisional Consideration specified in paragraph 1.2(a) of Schedule 5;

               (b) execute a counterpart of the Tax Deed and deliver it to the Sellers' Solicitors;

               (c) execute a counterpart of the consultancy agreement to which it is a party and which is referred to in clause 5.2.2 and deliver the same to David Underdown.

6.   CONFIDENTIALITY

6.1 The Covenantors undertake to the Purchaser that they will not and will procure that none of their Associates will at any time after the date of this Agreement disclose to anyone or use for their own purposes or for any purposes except those of any company in the Group or through any failure to exercise all due care and diligence cause any unauthorised disclosure of any Confidential Information which they or any of them now possess or come into possession of prior to Completion.

6.2  Despite clause 6.1, the Covenantors may disclose Confidential Information:

     6.2.1 to their professional advisers solely for the purpose of taking advice on matters concerning this Agreement in which case the Sellers shall ensure that such professional advisers are aware of the confidential nature of the information and shall use their best endeavours to procure that such advisers keep such information confidential on terms equivalent to this clause;

     6.2.2 to the extent required by law, or by any regulatory authority to which the Covenantors may be subject.

6.3 Each of the Sellers will on demand made by the Purchaser at any time after Completion deliver up or cause to be delivered up to the Purchaser, or destroy or erase or cause to be destroyed or erased at the Purchaser's direction, all notes and records on whatever media (including copies) containing Confidential Information, in each case being in the custody, control or possession of that Seller or any of his or its Associates.

6.4 The Covenantors and the Purchaser undertake to each other that they will not and will procure that none of their respective Associates or any employees or agents of the Company will at any time after the date of this Agreement until the Purchaser's parent company, Horizon Organic Holding Corporation files a report on Form 8-K with the United States Securities & Exchange Commission with respect to the completion of the transaction contemplated by this Agreement publicly disclose the existence or any of the contents of this Agreement or use for their own respective purposes knowledge of the existence or contents of this Agreement save that the Purchaser may in its sole discretion publish press releases in the United States and in the United Kingdom announcing and summarising this Agreement upon its execution (and the Purchaser agrees to provide the Covenantors with copies of such releases as soon as reasonably practicable before publication) and the Purchaser may further in its sole discretion file such Form 8-K.

7.   RESTRICTIVE COVENANTS

7.1 To assure to the Purchaser the full value of the Shares and the underlying goodwill of the business of the Company, each of the Covenantors undertakes with the Purchaser that he will not and will procure that none of his Associates will (whether directly or indirectly, or whether solely or jointly with or as agent, director, shareholder, partner, manager, employee, consultant or independent contractor of, in or to any other person) without the prior written consent of the Purchaser:

     7.1.1 during the period of 3 years and 10 months after Completion carry on, or be engaged, concerned or interested in carrying on, or provide technical, commercial or professional advice to any person carrying on, any of the Restricted Activities within England, Wales, Scotland, Northern Ireland, the Republic of Ireland or any other territory anywhere else in the world in which, at Completion, the Company has customers or outstanding contracts, enquiries, tenders, quotations or the like in respect of any of the Restricted Activities provided that this shall not prevent Roger Persey, Geoffrey Persey and W Persey & Sons from providing products or services to the Company pursuant to their respective supply agreements with the Company referred to in clause 5.2.1(q) and provided further that this shall not prevent Peter Dunsford, Roger Persey, Geoffrey Persey and Herbert Persey from carrying on the businesses of Meadow Farm Eggs Ltd or Meadow Farms (Ingredients) Limited as carried out by such companies as at Completion (subject to all organic liquid milk and cream as is necessary to carry out such businesses after Completion being acquired from the Company);

     7.1.2 during the period of 3 years and 10 months after Completion supply or provide any products or services of the same or a similar nature or type to those supplied by the Company at Completion to any person who has been, to the knowledge of the Covenantor, a customer of the Company at any time during the period of two years immediately prior to Completion or who was at the date of Completion in the process of negotiating or contemplating doing business with the Company;

     7.1.3 during the period of 3 years and 10 months after Completion divert away from the Company any orders, enquiries or business from which the Company could benefit in respect of the Restricted Activities;

     7.1.4 without prejudice to the provisions of clause 7.9, at any time after Completion in any way make use of any corporate, business, trade, product, domain or service name, mark, design or logo which is identical or colourably similar to or likely to be confused with the corporate name or any business, trade, product, domain or service name, mark, design or logo used by the Company at Completion or which might suggest a connection with the Company;

     7.1.5 at any time after Completion in any way indicate, suggest or publicise any continuing connection between the Covenantor and the Company which is in any way incorrect or misleading;

     7.1.6 during the period of 3 years and 10 months after Completion cause or seek to cause to be terminated or adversely affected or otherwise interfere with any agreement or arrangement of any kind to which the Company is at Completion a party or from which it benefits;

     7.1.7 during the period of 3 years and 10 months after Completion seek to interfere with or adversely affect the ongoing relationships between the Company and its professional and business contacts;

     7.1.8 during the period of 12 months after Completion solicit or endeavour to entice away from or discourage from being employed by the Company any individual who was at Completion an employee or consultant of the Company engaged in a managerial, supervisory, technical or sales capacity or who had agreed to become such with whom the Covenantor shall have had personal contact and whether or not such individual would commit a breach of contract by reason of leaving service;

     7.1.9 during the period of 12 months after Completion employ or engage, or attempt to employ or engage, or negotiate or arrange the employment or engagement by any other person of, any individual who was at Completion or was at any time within the period of three months immediately prior to Completion, an employee or consultant of the Company engaged in a managerial, supervisory, technical or sales capacity with whom the Covenantor shall have had personal contact, if such employment or engagement would require such individual to exercise any skills or knowledge of the same or a similar nature to those acquired or used by him while employed or engaged by the Company or if that individual is, or is reasonably likely to be, by reason of his employment or engagement or former employment or engagement with the Company in possession of any Confidential Information and whether or not such individual would commit any breach of contract by reason of leaving service;

     7.1.10 during the period of 3 years and 10 months after Completion, accept employment or engagement in any capacity with any person who to the knowledge of the Covenantor is then or was at any time during the period of two years immediately prior to Completion a customer of the Company and where the duties or work of the Covenantor shall relate to a material extent to services of a kind or nature the same as or similar to any services supplied by the Covenantor to that customer on behalf of the Company at any time during such period of two years;

     7.1.11 induce, procure or knowingly assist any other person to do or procure to be done anything which if done by the Covenantor would be a breach of any of the provisions of this clause 7.1.

7.2 The expression the Company where used in clause 7.1 includes (where the context admits) ODL to the intent and effect that clause 7.1 shall apply (as a separate covenant in each case) in relation to ODL as it applies in relation to the Company.

7.3 Each of clauses 7.1.1 to 7.1.11 shall be treated as a separate obligation and shall be severally enforceable as such.

7.4 Nothing in clause 7.1 shall operate to prevent any Covenantor from properly carrying out his duties under any contract of employment or contract for services which he may have from time to time with the Company or any of its Related Companies.

7.5 The restrictions in clauses 7.1.8 and 7.1.9 shall not apply to any persons providing services to the Company and ODL in accordance with the consultancy agreement entered into between the Company and Dunsford Management Consultants and referred to in clause 6.2.3 and each of the Covenantors undertakes with the Purchaser not to induce, procure or knowingly assist any person to act or fail to act in breach of the said consultancy agreement.

7.6 Nothing in clause 7.1 shall preclude a Covenantor from being the holder or beneficial owner by way of bona fide investment only of any units of an authorised unit trust and/or any securities in any company which are listed or dealt in on any recognised stock exchange and where the Covenantor (together with his Associates) neither holds nor is beneficially interested in more than a total of 1 per cent of any single class of the securities in that company.

7.7 The Covenantors consider the restrictions comprised in clause 7.1 to be reasonable. However, any Covenantor against whom it is sought to enforce any of such restrictions agrees to accept and observe such substituted restriction(s) in place of all or any of those comprised in clause 7.1 as the Purchaser may from time to time specify, on the condition that such substituted restriction(s) are in all respects less restrictive in extent than those provided for in clause 7.1 which they replace.

7.8 The provisions of clause 7.1 shall remain in force and be fully applicable in all circumstances in accordance with their terms and in particular shall not be discharged or affected by any breach, repudiation or termination of this Agreement or of any of the agreements or other documents referred to in this Agreement or of any contract of service, contract for services or terms of service or engagement in force between any of the Covenantors and the Purchaser or any of the Related Companies of the Purchaser from time to time or by any unfair or wrongful dismissal by any such company of any of the Covenantors, in each case whatever its nature or however caused or arising or by any other matter, circumstance or thing whatever.

7.9 In the event that the Purchaser or (as the case may be) the Company at any time within 2 years of Completion serves upon the Covenantors a written notice requiring that either Meadow Farms (Ingredients) Limited (Registered Number3865964)(Ingredients) and/or Meadow Farm Eggs Ltd (Registered Number3588969)(Eggs) changes its name, each of the Covenantors undertakes (without incurring any unreasonable expense, such expense not to exceed (Pounds)10,000) with the Purchaser to use his reasonable endeavours to procure that within 28 days of receiving such written notice Ingredients and/or as the case may be Eggs shall:

7.9.1 convene an extraordinary general meeting of its shareholders and cause a special resolution to be passed changing the name of the said company to a name not including the words 'Meadow Farms' or any confusingly similar word or name; and

7.9.2 write to the Registrar of Companies notifying it of the change of name and requesting the Certificate of Incorporation on Change of Name of Eggs and/or Ingredients be issued as soon as possible thereafter; and

7.9.3 cease and procure that its Related Companies cease in any manner whatever to use or display any trade or service marks, trade or service names, domain names or logos used or held by such company or any confusingly similar marks, domain name, name or logo.

8.     RELEASE OF GUARANTEES AND INDEMNITIES

8.1 The Covenantors shall use their best endeavours (which shall include (without limitation) procuring a bank or other person to act as substitute guarantor or covenantor) to secure the release of the Company with effect from Completion from any and all guarantees, indemnities, collateral securities and letters of comfort which the Company has given (whether alone or jointly with others) in respect of any obligations of any of the Covenantors or their Associates and the Covenantors shall, until such release be effected, indemnify the Purchaser (for itself and as agent and trustee for the Company) the Company and each of them on demand from and against all liabilities, costs and expenses which may arise under any such guarantee, indemnity, collateral security or letter of comfort or be incurred by reason of a requirement that such guarantee, indemnity, collateral security or letter of comfort be honoured or enforced.

8.2 The Purchaser undertakes with each of the Covenantors (for himself and as agent and trustee for each of his Associates) and his Associates that the Purchaser shall use its best endeavours to secure the release of each of the Covenantors and his Associates with effect from Completion from those guarantees, indemnities, collateral securities and letters of comfort which he or any of them have given (whether alone or jointly with others) in respect of any obligations of the Company specified in the Disclosure Letter by reference to this clause and the Purchaser shall (contracting as above), until such release be effected, indemnify each of the Covenantors and his Associates from and against all liabilities, costs and expenses which may arise under any such guarantee, indemnity, collateral security or letter of comfort or be incurred by reason of a requirement that such guarantee, indemnity, collateral security or letter of comfort be honoured or enforced.

8.3 The Covenantors acknowledge that the Purchaser or any of the Related Companies of the Purchaser may make an election under Section 338 of the U.S. Internal Revenue Code 1986 (as amended) (Section 338 Election) on or after the date of this Agreement. Accordingly:

8.3.1 Each of the Covenantors warrants, represents to and undertakes with the Purchaser that he is neither a citizen nor a resident of the U.S. for U.S. federal tax purposes; and

8.3.2 The Purchaser hereby agrees to indemnify and keep indemnified each of the Covenantors on demand from and against all tax liabilities incurred by them arising out it making the Section 338 Election provided that this indemnity shall not apply in respect of any tax liabilities incurred by any or all of the Covenantors arising as a result of any or all of the Covenantors being or being found to be either citizens or residents of the U.S. for U.S. federal tax purposes on or after the date of this Agreement.

9.     HOLD HARMLESS PAYMENTS

9.1 Without restricting the rights of the Purchaser to claim damages on any basis available to it in the event of any breach or non-fulfilment of any of the Warranties, the Covenantors undertake with the Purchaser on demand to make payments to the Purchaser equal to any and all liabilities paid, discharged, sustained or incurred by the Company or ODL or any of their respective officers or employees at any time (whether before, on or after Completion) and which in any case arises out of or in relation to or by reason of:

       9.1.1 disputing, defending, settling or compromising the litigation dispute between the Company and the Residuary Milk Marketing Board (Case Number 96 BUS163) or in appealing against any judgement or award made in relation thereto provided that if the Company shall recover any or all of the sum of (Pounds)25,663.63 it paid into court on 22 July 1996 in respect of such dispute then the Purchaser undertakes to make payment to the Covenantors within 7 days of receipt by it of an amount equal to such sum recovered (less any applicable taxation);

     9.1.2 any of those Sellers that are minors at the date of this Agreement either failing to comply with any or all of their obligations under this Agreement or rescinding or repudiating or failing to ratify the terms of this Agreement or seeking to do any of the above at any time before such Sellers attain the age of majority or within a reasonable time of attaining majority;

     9.1.3 the Company being in breach of any of the terms and conditions of the processing and marketing grant awarded by the Ministry of Agriculture, Fisheries and Food (MAFF) (the details of which are set out in a letter to the Company dated 23 April 1996) as a result directly or indirectly of any change in the control of the Company or change in the composition of the board of directors of the Company subject always to the Purchaser undertaking with the Covenantors that it shall not notify MAFF in writing at any time after Completion of the said change in control or change in composition without first agreeing with the Covenantors the form of such notification to MAFF (such agreement not to be unreasonably withheld, delayed or conditioned by the Covenantors);

     9.1.4 any failure by the Company or ODL at any time before Completion to comply with any legal or regulatory requirements under the Milk Quota Regime (which for the purpose of this clause 9.1 includes all EC and UK regulatory requirements concerning milk quota);

     9.1.5 any purchase or supply by the Company or ODL of milk in excess of its milk quota in any quota year occurring before Completion attracting the payment after Completion of levy by the Company or ODL under the Milk Quota Regime;

     9.1.6 any act or omission by the Company or ODL at any time before Completion resulting in its status as an approved purchaser under the Milk Quota Regime being adversely affected either before or after Completion;

     9.1.7 any action taken by the Company or ODL or any of their respective officers or employees in assessing, disputing, resisting or defending any claim, action, demand or proceedings relating to any such liabilities and/or in seeking advice as to any such claim, action, demand or proceedings.

9.2 For the purposes of clause 9.1, liabilities means any payment obligations, losses, damages, costs (including legal costs on an indemnity basis), fines, levies and penalties (whether civil or criminal), interest payments, charges, expenses and liabilities.

9.3 No claim for payment shall be made pursuant to clause 9.1 to the extent that provision for the liabilities in question was made in the Warranted Accounts.

9.4 Any payments made by the Covenantors pursuant to clause 9.1 shall be treated as a reduction pro-rata in the consideration for their Shares. Any payment made by the Purchaser pursuant to clause 9.1.1 shall be treated as an increase pro-rata in the consideration for their Shares.

9.5 If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to taxation any sum payable under the payment undertaking contained in clause 9.1, then (to the extent that the payment is not allowable as a deduction for tax purposes) the amount so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under such payment undertaking.

  9.6 If any claim is made against the Company or ODL or any of their respective officers or employees in relation to which payment is sought or is likely to be sought under clause 9.1, the Purchaser shall consult with the Covenantors with a view to determining the most appropriate method of resolving the claim. If the Covenantors shall indemnify and secure the Purchaser and the Company and ODL to the Purchaser's reasonable satisfaction against the liabilities, costs, damages and expenses which may be incurred as a result the Purchaser shall at the expense of the Covenantors take such action and procure that the Company and ODL shall take such action as the Covenantors may reasonably request to avoid, resist or compromise the claim. If the Covenantors shall not request the Purchaser to take any such action, or shall fail to indemnify and secure the liabilities, costs, damages and expenses mentioned above within 30 days after notice shall have been given to the Covenantors then the Purchaser or the Company or ODL shall be free to pay or settle the claim on such terms as it shall in its absolute discretion think fit and the Purchaser shall be entitled to claim payment from the Covenantors accordingly.

  10.     REFERENCES TO EXPERT

          Any dispute arising under this Agreement which is to be settled in accordance with this clause shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Sellers and the Purchaser or failing such nomination within 14 days after request by either the Sellers or the Purchaser, nominated at the request of any of them by the President from time to time of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Sellers and the Purchaser in such proportions as the accountants determine.

  11.     COSTS

  11.1 Each party shall pay the costs and expenses incurred by that party in connection with the preparation, negotiation and implementation of this Agreement and the documents referred to in this Agreement. However, the Purchaser shall bear any stamp duty payable on the transfers of the Shares.

  11.2 The Covenantors undertake to indemnify the Purchaser and keep the Purchaser fully and effectively indemnified on demand against all costs (including legal costs on an indemnity basis), charges, expenses and liabilities (together with any value added tax which is not recoverable by the Purchaser) which the Purchaser may reasonably incur, either before or after the commencement of any action, in connection with (i) the settlement of any claim by the Purchaser under any of the provisions of this Agreement or the Tax Deed or any other document referred to in this Agreement, (ii) any legal proceedings in which the Purchaser claims that there has been a breach of any of the provisions of this Agreement or any document referred to in this Agreement or claims a payment under the

          Tax Deed and in which judgment is given for the Purchaser or (iii) the enforcement of any such settlement or judgment.

  12.     NOTICES

  12.1 Every notice given or required to be given under this Agreement (Notice) shall be in writing and in the English language. A Notice shall , in the case of the Purchaser, be sent to its registered office from time to time and, in the case of each of the Covenantors, be served on a party at the address of that party set out in this Agreement or at such other address within the country of that party's address set out in this Agreement as that party shall have notified to the other party in accordance with this clause.

  12.2 Every Notice shall be sent by courier, or by first class recorded delivery post (if within the United Kingdom), or by prepaid airmail (if elsewhere), or by facsimile transmission. A Notice addressed to a corporation shall be marked for the attention of its chief executive (or equivalent officer). To be valid a Notice must be despatched on a Business Day.

   12.3 A Notice shall be deemed to be served, if by courier, at the time of delivery and, if posted, at 10.00 a.m. on the second Business Day after the day it was put in the post if sent within the United Kingdom or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after the day it was put in the post if sent by airmail. If sent by facsimile transmission it shall be deemed to be served at the expiration of two hours after the time of despatch, if despatched before 3.00 p.m. (local time to the sender), and in any other case at
          10.00 a.m.(local time to the sender) on the first Business Day after the date of despatch.

  12.4 In proving service of a Notice it shall be sufficient to prove that delivery was made or that the envelope containing the Notice was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the sender's facsimile transmission report confirmed receipt.

  13.     GENERAL

  13.1 None of the rights or obligations of a party under this Agreement may be assigned or transferred without the prior written consent of the other parties. However, the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement, and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Company, or to any Related Company of the Purchaser who may enforce them as if he had also been named in this Agreement as the Purchaser.

  13.2 This Agreement is binding on and shall apply for the benefit of the parties' personal representatives, successors in title and permitted assignees.

  13.3 This Agreement and the documents referred to in it constitute the entire agreement between the parties relating to their subject matter, and supersede all previous agreements between the parties relating to that subject matter. There shall be deemed to be comprised in this Agreement all letters and acknowledgements exchanged between the parties contemporaneously with and expressed to be ancillary to this Agreement.

  13.4 Any variation or waiver of any of the terms of this Agreement shall not be binding unless set out in writing, expressed to amend this Agreement and signed by or on behalf of each of the parties.

  13.5 This Agreement shall be governed by the laws of England and the parties submit to the non-exclusive jurisdiction of the English Courts.

  13.6 If any provision of this Agreement, or any part of a provision of this Agreement, is found to be illegal, invalid or unenforceable the remaining provisions, or the remainder of the provision concerned, shall continue in effect.

  13.7 A failure or delay in enforcing compliance with any term of this Agreement shall not be a waiver of that or any other term of this Agreement.

  13.8 Each party confirms that, in agreeing to enter into this Agreement, that party has not relied on any representation, warranty or other assurance except those set out in this Agreement. To the extent any previous representation, warranty or assurance was made to a party that party waives all rights and remedies in respect of it. However, nothing in this clause shall limit or exclude liability for fraud.

  13.9 Any date or period mentioned in this Agreement may be extended by agreement between the parties. However, as regards any date or period (whether or not extended by agreement) time shall be of the essence of this Agreement.

  13.10 All obligations of the parties shall continue in full force and effect after Completion, except for any obligations then already fully performed.

  13.11 The express rights and remedies provided in this Agreement do not exclude any other rights or remedies provided by law, except to the extent that the rights and remedies of a party are expressly excluded or restricted by the terms of this Agreement.

  13.12 Any payment made to the Sellers' Solicitors pursuant to the terms of this Agreement shall be deemed to be made to the Sellers (or the other persons entitled to the payment). Such payment shall be in complete satisfaction of the Purchaser's obligation to make the relevant payment to the persons entitled to it and the Purchaser shall not be responsible for seeing how those moneys are applied.

  13.13 Where it is agreed that any payments by the Sellers or the Covenantors to the Purchaser under this Agreement or the Tax Deed shall be treated as a reduction in the consideration for their Shares, such payments shall, to the extent that in aggregate they are less than or equal to such consideration, constitute a repayment of and a reduction in (or, as the case may be, a full return of) such consideration, but nothing shall limit the liability of the Sellers or, as the case may be, the Covenantors to make such payments in circumstances where, in aggregate, they exceed the consideration for their Shares.

  13.14 If any sum payable under the terms of this Agreement is not paid when due then the party in default shall pay to the party entitled to receive payment Interest on the unpaid sum at the Default Rate from the date or last date for payment of the unpaid sum to the date of actual payment (both dates inclusive). Such interest shall be paid on demand by the party entitled to payment.

13.15 None of the parties shall at any time make any announcement of this transaction or disclose any term of this Agreement, or of any document referred to in this Agreement, without the prior written approval of the other parties except to the extent that such information is already lawfully in the public domain. The parties shall each use their best endeavours to keep the terms of this Agreement and the documents referred to in it which are not already lawfully in the public domain from time to time strictly confidential. Despite the above, a party shall be entitled to make any announcement or disclosure which is imposed on that party by law or by the rules of any regulatory body to which that party is subject but the parties shall, as far as practicable, consult with one another on the form of such announcement or disclosure. The provisions of this clause 13.15 are subject to the provisions of clause 6.4.

13.16 The Purchaser may release or compromise the liability of any of the Sellers or Covenantors under this Agreement or grant any concession to a Seller or Covenantor without affecting the liability of any other Seller or Covenantor under this Agreement. Where a liability of one or some, but not all, of the Sellers or, as the case may be, the Covenantors in respect of any obligation is released or compromised, the other Sellers or, as the case may be, Covenantors shall continue to be fully liable in respect of that obligation

13.17 Completion shall not constitute a waiver of any breach of this Agreement even if the breach was known about at the time of Completion.

13.18 This Agreement may be executed in any number of counterparts and all the counterparts when taken together will constitute one agreement. Each party may enter into this Agreement by executing a counterpart.

13.19 Each party shall execute such further documents and perform and do such further acts and things following Completion as any of the other parties may reasonably request in writing in order to carry the provisions of this Agreement into full effect.

13.20 At any time after Completion the Covenantors shall provide or procure to be provided to the Purchaser and its agents and advisers all information in their possession or under their control concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of the Group as the Purchaser shall from time to time reasonably require and the Covenantors will give or procure to be given to the Purchaser and its agents and advisers such access (including the right to take copies) to such documents containing such information as the Purchaser shall from time to time reasonably require.

13.21 Each party agrees to co-operate with and assist the other parties in the taking of all steps necessary or appropriate to complete the transactions contemplated by this Agreement, including, without limitation, the provision of information appropriate for submission to the U.S. Securities and Exchange Commission or any other relevant regulatory or governmental agencies.

EXECUTED by the parties on the date specified at the beginning of this Agreement.

           SCHEDULE 2 - Warranties, Representations and Undertakings


1.     CAPACITY

1.1 The Sellers and the Company have full power to enter into and perform their obligations under this Agreement and the agreements and deeds to be entered into pursuant to this Agreement which will, when executed, constitute binding obligations on the Sellers and the Company in accordance with their terms.

1.2 The Sellers are the beneficial owners of or are otherwise entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares on the terms of this Agreement.

2.     INFORMATION

2.1 All material written information which has been given by the Sellers or any of their professional advisers or any officers or employees of the Company to the Purchaser or any of its professional advisers in the course of the negotiations leading to this Agreement (including, without limitation, replies to enquiries relating to the Properties and to the Purchaser's due diligence questionnaires) was when given, is now, and will at Completion be true and accurate and not misleading in any material respect. In so far as such information was expressed as a matter of opinion such opinion was truly and honestly held and not given casually or recklessly or without due regard for its accuracy.

2.2 The facts set out in the Introduction and Schedule 3 and the information and documents contained or referred to in or attached to the Disclosure Letter are true, accurate and complete in all material respects and there are no other facts or matters which would render any such facts, information or documents misleading.

3.     SHARE CAPITAL AND CONSTITUTION

3.1 The Shares will at Completion constitute the whole of the issued and allotted share capital of the Company and all the Shares are fully paid up.

3.2 Apart from this Agreement, there is no Encumbrance on, over or affecting the issued or unissued share or loan capital of the Company and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

3.3 The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.4 All returns, particulars, resolutions and documents required by the Act or any other legislation to be filed with the Registrar of Companies in respect of the Company have been duly filed on time and were correct.

3.5 The copy of the memorandum and articles of association of the Company supplied to the Purchaser is true and complete and the Company has at all times carried on its business and affairs within the powers and in accordance with the provisions of its memorandum and articles of association and they set out fully the rights and restrictions attaching to each class of authorised share capital of the Company.

3.6 Since the Accounting Date, neither the Company nor any class of its members has passed any resolution (other than resolutions relating to business at an annual general meeting which was not special business).

3.7 The Company has not since its incorporation been a subsidiary of any body corporate (wherever incorporated).

4.     ACCOUNTS AND ACCOUNTING RECORDS

4.1 The Warranted Accounts show a true and fair view of the state of affairs of the Company at the Accounting Date and its profits for the accounting reference period ended on that date, fully provide for or disclose all liabilities (whether actual, contingent or disputed) in existence at the Accounting Date, comply with all current Financial Reporting Standards and other accounting standards applicable to a United Kingdom company and with the requirements of the Act and all other applicable legislation, were not affected by any extraordinary, exceptional or non-recurring item, properly reflect the financial position of the Company as at the Accounting Date and were prepared in accordance with the historical cost convention.

4.2 The bases and policies of accounting adopted for the purpose of preparing the Warranted Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the three last preceding accounting reference periods and no changes in the basis of accounting were made during the accounting reference period ended on the Accounting Date or have been made since that date.

4.3 In relation to the Company's accounts for each of its three accounting reference periods immediately preceding the period to which the Warranted Accounts relate, the statements contained in paragraph 4.1 above, with the substitution of the relevant accounting date for the Accounting Date and of the relevant accounting period for the period ended on the Accounting Date, are true and accurate and those accounts, taken with the Warranted Accounts, correctly show the trend of the Company's profits for the entire period covered by them.

4.4 The Management Accounts have been prepared in accordance with UK generally accepted accounting practice on a basis consistent with the Warranted Accounts, accurately state the level of turnover and expenditure of the Company for the period from the Accounting Date to 31 March 2000 and accurately reflect the state of affairs of the Company as at 31 March 2000 and of the trading performance of the Company for the period from the Accounting Date to 31 March 2000.

4.5 The Sales Forecasts have been prepared with due care and attention in accordance with the Company's normal practice, are made on reasonable and realistic grounds and are based on all relevant assumptions (which are set out in the Sales Forecasts) and there are no facts or circumstances which render the Sales Forecasts unrealistic or misleading.

4.6 All the accounts, books, ledgers and financial and other material records of whatever kind of the Company have been fully, properly and accurately kept and completed and there are no material inaccuracies or discrepancies of any kind contained or reflected in them and they give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its transactions, fixed and current assets, liabilities (actual and contingent), debtors, creditors, plant and machinery, stock-in-trade and work-in-progress.

5.     POSITION SINCE THE ACCOUNTING DATE

       Since the Accounting Date:

5.1 the Company has carried on its business in the ordinary course and at a profit and so as to maintain it as a going concern and without any interruption or alteration in the nature, scope or method of carrying such business;

5.2 there has been no material adverse change in the Company's financial or trading position or prospects (not affecting similar businesses to a like extent) nor has its turnover, expenses (direct or indirect) or margin of profitability shown any material deterioration;

5.3 no material changes have occurred in the assets or liabilities of the Company as shown in the Warranted Accounts and there has been no reduction in the value of the net tangible assets of the Company (determined in accordance with the same accounting policies as those applied in the Warranted Accounts and on the basis that each fixed asset is valued at a figure no greater than the value attributed to it in the Warranted Accounts or, in the case of any fixed asset acquired by the Company after the Accounting Date, at a figure no greater than cost) below the value of the net tangible assets of the Company at the Accounting Date as shown in the Warranted Accounts;

5.4 the Company has not assumed or incurred any liabilities (including contingent liabilities) otherwise than in the ordinary course of carrying on its business;

5.5 the Company has not disposed of or acquired any fixed assets nor, save in the ordinary course of business, has it disposed of or acquired any current assets;

5.6    there has been no unusual change in the Company's stock levels;

5.7 there has been no destruction of or material damage to any of the Company's fixed assets;

5.8 no donation or covenant for charitable or political purposes or any ex-gratia payment has been made or agreed to be made by the Company;

5.9 no debtor has been released on terms that he pays less than the full book value of his debt (except for settlement discounts on the usual terms which have been disclosed to the

       Purchaser) and no debt owing to the Company has been deferred, subordinated or written off or has proved to any extent irrecoverable or is now regarded as irrecoverable;

5.10 the Company has not accelerated the collection of trade debts or decelerated the payment of trade creditors;

5.11 no loan or loan capital or redeemable share capital of the Company has been repaid in whole or in part or has become liable to be repaid;

5.12 there has not been any distribution by the Company (whether of capital or income) or dividend or bonus declared or paid on any part of its share capital.

6.     TAXATION

       Taxation liabilities

6.1 All liabilities (including contingent and deferred liabilities) of the Company for tax as at the Accounting Date whether as principal, agent or trustee are fully provided for in the Warranted Accounts; and

6.2 all tax for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as it ought to have been paid including (but not limited to) payments under the Corporation Tax (Instalment Payments) Regulations 1998) and without prejudice to the generality of the above the Company has made all such deductions and retentions that it was obliged or entitled to make and all such payments that should have been made.

       Mitigation of tax deductions

6.3 The Disclosure Letter contains details of all current exemptions obtained by the Company from any taxation authorities permitting the payment of interest or royalties without deduction for or on account of tax.

       Outstanding tax matters

6.4 There are set out in the Disclosure Letter with express reference to this paragraph full details of all matters relating to taxation in respect of which the Company (either alone or jointly with any other person) has an outstanding entitlement:

       (a) to make any claim (including a supplementary claim) for relief under any taxation statute;

       (b) to make any election for one type of relief, or one basis, system or method of taxation as opposed to another;

       (c) to make any appeal (including a further appeal) against any assessment to taxation;

       (d)  to make any application for the postponement of taxation; or

       (e)  to make any claim for the repayment of taxation.

       Tax returns, Corporation Tax self-assessment and Records

6.5 All necessary information, notices, accounts, statements, reports, computations and returns which ought to have been made have been properly and punctually submitted by the Company to the relevant Taxation Authorities and all information, notices, computations and returns submitted to such authorities are true and accurate and are not the subject of any material dispute nor are likely to become the subject of any material dispute;

6.6 The Company has preserved records required for the delivery of correct and complete returns as required by Schedule 18 Finance Act 1998;

6.7 Save as disclosed all claims including claims to capital allowances taken into consideration when setting the tax provisions in the Accounts were in respect of accounting periods ending after 30 June 1998 included in returns.

       Altering existing arrangements

6.8    The Company has not, for any period commencing after the Accounting
       Date taken any action which has had or might have the result of altering, prejudicing or in any way disturbing for any period commencing after the Accounting Date any arrangement or agreement which it has previously negotiated with any Taxation Authority.

       Penalties and interest

6.9 The Company has not within the period of six years ending on Completion paid or become liable to pay nor are there any circumstances by virtue of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest charged by virtue of the provisions of any taxation statute including (but not limited to) the Taxes Management Act 1970, the VATA or otherwise.

       Investigation

6.10 The Company has not been within the last three years the subject of any dispute with or investigation, audit or visit by or involving any Taxation Authority and so far as the Sellers are aware there is no transaction, act, omission, event or circumstance which is likely to or might give rise to any such dispute or investigation, audit or visit.

       Tax indemnities

6.11 The Company is not nor will become liable to pay or make reimbursement or indemnity in respect of any taxation in consequence of the failure by any other person to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

       Expenditure Deductible

6.12 No rents, interest (including any amounts treated as interest under ICTA 1988 s.730A), annual payments or other sums of an income nature paid or payable by the

       Company since the Accounting Date or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions or charges in computing profits for the purposes of corporation tax.

       Deductions of Tax

6.13 All payments made by the Company which were required to be or which ought to have been made under deduction or withholding of taxation have been so made and any sums required to be accounted for have been accounted for to the relevant Taxation Authority.

       Notices of nil liability

6.14 There are no current dispensations or notices granted by the Inland Revenue relating to the Company under section 166 of the Taxes Act (notices of nil liability).

       Payments to employees

6.15 The Company has not made nor is it under an obligation to make any payment to or provide any benefit for any officer or employee or ex-officer or ex-employee of the Company (including any compensation for loss of office or any gratuitous payment on such loss of office) which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

       Tax Avoidance

6.16 Other than transactions carried into effect in accordance with the terms of a relevant application and corresponding valid and effective consent or clearance obtained on the basis of full and accurate disclosure to the Inland Revenue, the Company has not at any time been a party to or otherwise involved in any transaction to which any of the following provisions have been or could be applied:

       (a) section 139(5) TCGA (Company reconstruction or amalgamation: transfer of assets);

       (b)  section 75 of the CAA (further restrictions on allowances);

       (c) section 106 of the TCGA (disposal of shares and securities within prescribed period of acquisition);

       (d) sections 135 and 136 of the TCGA (exchange of securities and reconstruction or amalgamation involving issue of securities);

       (e) sections 213 to 218 of the of the Taxes Act and section 192 of the TCGA (demergers);

       (f) section 219 of the Taxes Act (purchase by unquoted trading company of its own shares);

       (g) sections 61, 63, 64 or 65 of the Finance Act 1993 (interest etc on debt between associated companies);

       (h)  section 166 of the Finance Act 1993;

       (i) sections 56 (transactions in deposits etc), 399 (dealings in commodity futures etc), 410 (arrangements for transfer of company), 395 (leasing contracts), 116 (arrangements for transferring relief) and section 118 (restrictions on relief) of the Taxes Act;

       (j)  Part XVII (tax avoidance) of the Taxes Act;

       (k) paragraph 13 of Schedule 9 of the Finance Act 1996 (loan relationships for unallowable purposes);

       (l) sections 165, 166, 167 or 168 of the Finance Act 1994 (interest rate and currency contracts, anti-avoidance and related provisions).

       Ramsay principle

6.17 The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed or recharacterised by reason of any motive to avoid, reduce or delay a possible liability to tax.

       Pension scheme refunds

6.18 Since the Accounting Date no payment has been made to the Company to which section 601 of the Taxes Act applies. Depreciatory transactions

6.19 No allowable loss which may accrue on the disposal by the Company of any asset is or may be liable to be reduced by virtue of the provisions of sections 176 and 177 of the TCGA.

       Value shifting

6.20 No chargeable gain or allowable loss arising on a disposal by the Company is liable to be adjusted pursuant to the provisions of sections 29 to 34 inclusive of the TCGA.

       VAT registration

6.21 The Company is a taxable person and is registered for the purposes of the VATA and is not in arrears with any return or payments, has not received any surcharge liability notice and has not been required to pay any fine, surcharge or penalty or give security in relation to value added tax.

       Exemption

6.22 The Company is not nor was partially exempt in its current or preceding value added tax year and there are no circumstances by reason of which the Company might not be entitled to credit for all value added tax chargeable on supplies received and imports or acquisitions of goods made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since the Accounting Date, and there are no circumstances by reason of which Regulation 107 of the Value Added Tax Regulations 1995 might apply (or has since the Accounting Date applied) to the Company.

       VAT group

6.23 The Company is not, nor has since 31 March 1973 been treated for the purposes of value added tax as a member of a group for the purposes of section 43 of the VATA (groups of companies) and no application for it to be so treated has at any time been made).

       Secondary liability

6.24 The Company is not nor has agreed to become an agent, manager, factor or value added tax representative of any person for the purposes of sections 47 and 48 of the VATA.

6.25 No claim has been made or could prior to Completion be made by the Company for bad debt relief under section 36 of the VATA.

       Option to tax

6.26 The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to the VATA by (i) the Company or (ii) any person in relation to which the Company is a relevant associate as defined in paragraph 3(7) of that Schedule and in respect of each election made has been properly made and in particular any necessary notification and information has been duly given under paragraph 3(6) of that Schedule.

       Landlords able to charge the Company VAT

6.27 The Company is not bound or has agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay an amount in respect of value added tax chargeable as a result of the making of an election to waive exemption under Schedule 10 to the VATA.

       Capital Goods Scheme

6.28 The Disclosure Letter sets out full details of all adjustments that have arisen or could arise on the Company under Part XV of the Value Added Tax Regulations 1995.

       Capital Allowances - book cost and tax cost

6.29 No balancing charge under the Capital Allowances Act 1990 (or other legislation relating to any capital allowances) would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Warranted Accounts for the assets in the pool or (as the case may be) for the asset.

       Balancing charges

6.30 No event has occurred since the Accounting Date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under the CAA (or other legislation relating to any capital allowances).

       Qualifying expenditure

6.31 All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of the trade carried on by the Company) for writing-down allowances under Part II of the CAA (machinery and plant) and the Company has notified its Inspector of Taxes of all such expenditure pursuant to FA 1994 s.118.

       Allowances claimed

6.32 All capital allowances made or to be made to the Company in respect of capital expenditure incurred prior to Completion or to be incurred under any subsisting commitment have been made or will be made in taxing its trade.

       Short life and long life assets

6.33 The Company has not made any election under section 37 of the CAA nor is it taken to have made such an election under subsection (8)(c) of that section.

6.34 The disclosure letter gives details of machinery or plant that is a long life asset within Chapter IVA CAA.

       Industrial buildings

6.35 None of the assets, expenditure on which has qualified for a capital allowance under Part I of the CAA, has at any time since that expenditure was incurred been used otherwise than as an industrial building or structure.

       Leased assets

6.36 The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the

       Company has been made or agreed to be made under sections 53 or 55 of the CAA in respect of any such asset.

6.37 No claim for capital allowances on expenditure incurred by the Company prior to Completion on the provision of machinery or plant which is still leased will or may be restricted by reason of section 61(5) of the CAA.

       Capital gains - book cost and tax cost

6.38 If each of the capital assets of the Company were disposed of at Completion for a consideration equal to the book value of that asset in or adopted for the purpose of the Warranted Accounts no chargeable gain or allowable loss would arise, disregarding for this purpose any relief or allowances available to the Company other than amounts falling to be deducted from the consideration received under section 38 of the TCGA (acquisition and disposal costs).

       Acquisitions other than at arm's length

6.39 There are set out in the Disclosure Letter true and full particulars (including cost) of each asset of the Company (except trading stock and work in progress) that was acquired by the Company at any time:

       (a) by transfer from any other company then belonging to the same group of companies as the Company within the meaning of section 170 of the TCGA (groups of companies); or

       (b)  otherwise than by way of bargain at arm's length.

       1982 Re-basing

6.40 No election has been made under section 35 of the TCGA (re-basing) in respect of any assets held by the Company and the Warranted Accounts were prepared on the basis that no such election will be made.

       Gifts involving the Company

6.41 The Company does not hold nor has held shares in a company on a disposal of which section 125 of the TCGA (close company transferring assets at an undervalue) could apply.

       Roll-over of gains

6.42   The Company has not received any asset by way of gift as mentioned in section 282 of the TCGA (recovery from donee).

6.43 The Disclosure Letter sets out full details of all claims and elections made under section 23 of the TCGA (compensation and insurance moneys) or under sections 247 to 248 152 to 162 or 165 (inclusive) of the TCGA (replacement of business assets) insofar as such claim or election affects or could affect the chargeable gains or allowable loss which would arise on any disposal of any asset after the Accounting Date.

      Transactions between connected persons

6.44  The Company is not entitled to any capital loss to which the provisions of section 18 of the TCGA are applicable.

      Claims for relief

6.45 The Company has not made, nor is entitled to make, a claim under section 24(2) of the TCGA (assets lost or destroyed or whose value becomes negligible) or section 48 of the TCGA (consideration due after time of disposal).

      Groups - group income elections

6.46 The Disclosure Letter contains full particulars of all elections made by the Company under section 247 of the Taxes Act in the three years ending at Completion (dividends etc paid by one member of a group to another) and all such elections are now in force and no assessment has been or may be made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

      Group relief surrenders of ACT and group income

6.47 The Disclosure Letter contains full and complete particulars of all arrangements and agreements relating to group relief (as defined in section 402 of the Taxes Act) to which the Company is or has been a party in the three years ending at Completion. In particular the Company and the claim(s) comply with the procedural and other requirements of Part VIII
      Schedule 18 of the Finance Act 1998 for accounting periods ending after 30 June 1999 and in respect of earlier accounting periods:

      (a) all claims made by the Company for group relief were, when made, valid and have been or will be allowed by way of relief from corporation tax;

      (b) no Company has made nor is liable to make any payment under any such arrangement or agreement;

      (c) the Company has received all payments due to it under any such arrangement or agreement for surrender of group relief made by it.

6.48 The Disclosure Letter contains full and complete particulars of all arrangements and agreements relating to the surrender of advance corporation tax (as described in section 240 of the Taxes Act) to which the Company has been a party and:

      (a) all claims made by the Company to accept the surrender of advance corporation tax were, when made, valid and have been or will be allowed by way of relief from corporation tax by the Company;

      (b) the Company has not paid nor is liable to pay any advance corporation tax which is or may become incapable of set off against the Company's liability to corporation tax;

      (c) the Company has received all payments due to it under any such arrangement or agreement for all surrenders of advance corporation tax made by it.

6.49 No company has been party to a surrender of a tax refund under section 102 of the Finance Act 1989.

      Acquisitions from group members

6.50 No assets of the Company shall be deemed under section 179 of the TCGA (company ceasing to be a member of a group) to have been disposed of and reacquired by virtue of or in consequence of the entering into a performance of this Agreement or any other event since the Accounting Date.

      Intra-group transactions

6.51 No tax has been or may be assessed on the Company pursuant to section 190 of the TCGA in respect of any chargeable gain accrued prior to the date of Completion and the Company has not at any time within the period of six years ending at Completion transferred any asset other than trading stock (including without limitation any transfer by way of share exchange within section 135 of the TCGA) to any company which at the time of disposal was a member of the same group (as defined in section 170 of the TCGA).

      Distributions and other payments - distributions shown in Warranted
      Accounts

6.52 No distribution within the meaning of sections 209 (distributions) and 210 (bonus issue following repayment of share capital) of the Taxes Act has been made by the Company since 6 April 1965 except dividends shown in its audited accounts nor is the Company bound to make any such distribution.

      Chargeable payments

6.53 The Company has not been engaged in or party to any of the transactions set out in Part VI, Chapter III of the Taxes Act (matters not distributions) nor has made or received any chargeable payment as defined in section 214 of the Taxes Act (chargeable payments connected with exempt distributions).

      Repayments and capitalisations

6.54  The Company has not at any time since 6 April 1965:

      (a) purchased or agreed to purchase, repaid or agreed to repay or redeemed or agreed to redeem any of its share capital for the purposes of section 210 of the Taxes Act (bonus issues following repayment of share capital);

      (b) capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description nor has it passed or agreed to pass any resolution to do so.

      Stock dividends

6.55  The Company has not issued any share capital to which the provisions of section 249 of the Taxes Act or section 141(1) of the TCGA (stock dividends) would apply nor does the Company own any such share capital.

      Foreign companies and overseas trade etc - UK residence

6.56 The Company is resident in the United Kingdom for the purposes of United Kingdom taxation and is not and has never been resident in any other jurisdiction and it has no branch, agency, place of business or permanent establishment outside the UK.

      Dual residence

6.57 The Company is not restricted in relation to the surrendering of group relief by the provisions of section 404 of the Taxes Act (limitation of group relief in relation to certain dual resident companies).

      Migration without Treasury consent

6.58 The Company has not at any time entered into any of the transactions specified in section 765 of the Taxes Act (migration etc of companies) without the prior consent of the Treasury full particulars of which are contained in the Disclosure Letter and without satisfying the requirements of sections 130(2) and (3) of the Finance Act 1988 and there are no circumstances by reason of which the Company could be liable to a penalty under section 131 of the Finance Act 1988 or will be presumed by virtue of sub-section (4) of that section to be so liable.

      Interests in non-residents

6.59 There has not accrued any gain in respect of which the Company may be liable to corporation tax on chargeable gains under the provisions of section 13 of the TCGA (interests in non-resident companies) or section 87 of the TCGA (attribution of gains to beneficiaries).

      Foreign loans

6.60 The Company has not received any foreign loan interest on which double taxation relief will or may be restricted under section 798 of the Taxes Act (interest on certain overseas loans).

      Controlled foreign companies

6.61 No notice of the making of a direction under section 747 of the Taxes Act has been received by the Company and no circumstances exist which would entitle the Board of the Inland Revenue to make such direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752 of the Taxes Act (apportionment).

      Postponement of gains related to foreign trades

6.62 No claim or election has been made (or is shown in the Company's accounts as being made) under section 140 of the TCGA (postponement of charge) or section 187 of the TCGA.

      Agency for non-residents

6.63 The Company has not been a party to any transaction or arrangement under which it is or may in the future become liable for taxation or stamp duty reserve tax under or by virtue of Part VIII of the Taxes Management Act 1970.

      Deemed disposal on the Company ceasing to be resident

6.64 The Company shall not be deemed to have made a disposal of its assets since the Accounting Date pursuant to section 185 or section 186 of the TCGA.

      Unremittable gains and income

6.65 The Company has not received or become entitled to any capital gain or unremittable overseas income to which the provisions of section 279 of the TCGA (foreign assets: delayed remittance) or section 584 of the Taxes Act could apply.

6.66 The Company has not acquired or disposed of any assets which are material interests whether in a qualifying or non-qualifying offshore fund for the purposes of Chapter V of Part XVII of the Taxes Act.

      Secondary liabilities

6.67 No company has ceased or will cease to be resident in the United Kingdom in circumstances such that a notice might be served on the Company under section 132 of the Finance Act 1988 by virtue of the relationship (as specified in paragraph (a) or (b) of subsection (3) of that section) of the Company with that company on or at any time prior to Completion.

6.68 The company is not, nor will it become, liable to pay, to reimburse or to indemnify any person (including a Taxation Authority) in respect of the taxation liability of any other person as a consequence of that other person failing to discharge the liability.

6.69 The Company is not nor will become liable to tax under section 191 of the TCGA in respect of a disposal occurring on or before Completion.

      European economic interest grouping

6.70 The Company is not nor will be subject to any tax liability or liable as agent for others as a result of being at or prior to Completion a member of a European Economic Interest Grouping as defined in section 510A of the Taxes Act.

      Dual residence (group relief)

6.71 The Company has not since the Accounting Date and on or after 20 March 1990 disposed of an asset or acquired an asset in circumstances such that the reliefs contained in sections 139, 171 or 175 of the TCGA are not available as a result of the acquiring company being regarded for the purpose of any double taxation arrangements having effect by virtue of section 788 of the Taxes Act as resident in a territory outside the United Kingdom and as not liable in the United Kingdom to tax on a gain arising on a disposal of the relevant asset occurring immediately after its acquisition.

      Close companies

      Close company apportionment

6.72 No apportionment within section 423 of the Taxes Act has been made against the Company within the last seven years and no such apportionment will be made in respect of any accounting period commencing on or before 1 April 1989.

      Cessation

6.73 The Company has not at any time within the last seven years ceased to carry on the trade, or the business of holding investments, in which its activities wholly or mainly consisted.

      Close investment holding company

6.74 The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of the Taxes Act.

      Close company distributions

6.75 The Disclosure Letter contains full particulars of all expenses incurred by the Company required to be treated as a distribution by section 418 of the Taxes Act.

      Loans by close companies

6.76 No loan or advance within Part XI, Chapter II of the Taxes Act (charges to tax in connection with loans) has been made by the Company and remains outstanding and the Company has since the Accounting Date released or written off the whole or part of the debt in respect of any such loan or advance.

      Property - premiums and sale and lease back of land

6.77 The Company has not entered into any transaction to which the provisions of sections 34, 35, 36 or 780 of the Taxes Act have been or could be applied.

      Inheritance Tax

6.78 There is no outstanding any Inland Revenue charge for unpaid inheritance tax (as provided by sections 237 (imposition of charge) of the Inheritance Tax Act 1984 over any asset of the Company or in relation to any shares in the capital of the Company.

6.79 There are not in existence any circumstances whereby any such power as is mentioned in section 212(1) of the Inheritance Tax Act 1984 could be exercised in relation to any shares, securities or assets of the Company.

      Stamp duty - documents duly stamped

6.80 All documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty have been properly stamped, no claim for exemption from or reduction of stamp duty is outstanding and no exemption already granted can be withdrawn, cancelled or deemed not allowed.

      Stamp Duty Reserve Tax

6.81 Since the Accounting Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within s.87(1) of the Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

      Documents abroad

6.82 No document in the enforcement of which the Company may be interested has not been stamped by reason of it being executed and retained abroad.

      Government Investment

6.83 The Company has not received any government investment within section 400 of the Taxes Act (write-off of government investment).

      Grants

6.84 Details are set out in the Disclosure Letter of all assets the disposal of which by the Company would or might result in any such grant becoming liable to be refunded in whole or in part.

      Development Land Tax

6.85 The Company does not remain liable to pay any outstanding instalments of development land tax.

      Loan Relationships

6.86 The Company is not, and has not been a party to any loan relationship for which the authorised accounting method under the Finance Act 1996 is not the accounting method used in the Warranted Accounts.

6.87 The Company has not been released from the whole or any part of any debt to which ICTA 1988 s.94 could apply nor has the Company been released from a debt either in whole or in part which is a loan relationship for the purpose of Finance Act 1996.

7.    DIVIDENDS AND DISTRIBUTIONS

7.1 The Company has not, in respect of any accounting period, declared or paid any dividend or made any other distribution other than those (if any) provided for in its audited accounts for that period or specified in the Disclosure Letter.

7.2 No capital distribution has been made in respect of any part of the Company's share capital.

7.3 No balance (if any) shown credited to any reserve or profit and loss account in the Warranted Accounts includes any sum which is not legally available for distribution by way of dividend on income account.

8.    INTERESTS OF SELLERS, DIRECTORS AND EMPLOYEES

8.1   There are:

      (a) no loans made by the Company to any of the Sellers and/or any of the directors of the Company and/or any Associate of any of them;

      (b) no debts owing to the Company by any of the Sellers and/or any of the directors of the Company and/or any Associate of any of them; and

      (c)  no securities for any such loans or debts as mentioned above.

8.2 There are no existing contracts, engagements, guarantees or indemnities to which the Company is a party and in which any of the Sellers and/or any of the directors of the Company and/or any Associate of any of them is directly or indirectly interested and the Company does not depend upon or derive any benefit from any assets, facilities or services owned or supplied by any of the Sellers or any of their Associates or any contract to which any of the Sellers or any of their Associates is a party.

8.3 The Sellers and their Associates either individually, collectively or with any other person are not directly or indirectly interested in (in any way whatever) any Intellectual Property not owned by the Company or in any business which is competitive with any business carried on by the Company.

8.4 Neither the Sellers nor any of their Associates nor any of the officers or employees (or former officers or employees) of the Company have any claim, demand or right of action against the Company (whether actual, contingent or prospective) otherwise than for remuneration accrued (but not yet due for payment) in respect of the calendar month in which this Agreement is executed or for reimbursement of business expenses incurred during such month in each case in accordance with their contracts of employment and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year.

8.5 Neither the Sellers nor any of their Associates has, directly or indirectly, provided or agreed or offered to provide any reward, incentive or pecuniary advantage to any of the officers or employees of the Company related to the acquisition for which this Agreement provides.

8.6 For the purposes of this paragraph 8 the expression the Sellers means the Sellers and any other person or persons beneficially interested in the Company's share capital.

9.    TITLE, ENCUMBRANCES AND ASSETS

9.1 The Company has possession and control of and a good and marketable title to all the assets used in or in connection with its business and no distress, execution or other process has been levied on any of such assets nor do any circumstances exist under which any person may claim entitlement to possession of any of such assets in competition with or in priority to the Company.

9.2 No Encumbrance (or agreement or commitment to grant any Encumbrance) is outstanding against any part of the undertaking of the Company or against any of the assets used in or in connection with its business (except for retention of title agreements (as defined in section 251 of the Insolvency Act 1986) arising in the ordinary course of business) and no claim has been made by any person to be entitled to any such Encumbrance.

9.3 No assets of the Company have been depleted by any fraudulent or other unlawful act on the part of any person.

9.4   No asset of the Company is shared with any other person.

9.5 Any assets of the Company which will not be situated at the Properties on Completion are specified in the Disclosure Letter and are clearly identified as assets of the Company.

9.6 No mortgage or charge granted in favour of the Company is void or voidable for want of registration.

10.   FINANCIAL MATTERS

10.1 Full and accurate details of all overdrafts, loans or other financial facilities and any foreign currency facilities and dealings outstanding or available to the Company (Facilities) are contained in the Disclosure Letter and true and complete copies of all documents relating to the Facilities are attached to the Disclosure Letter.

10.2  Except as disclosed in the Warranted Accounts or in the Disclosure Letter:

      (a) the Company has no outstanding capital commitments and is not engaged in any scheme or project requiring the expenditure of capital;

      (b) the Company has no outstanding loan capital, has no arrangements with its bankers or others relating to overdraft, borrowing or other financial facilities, has not factored or discounted any of its debts and has not borrowed any money which it has not repaid;

      (c) the Company has not engaged in financing of a type which would not require to be shown or reflected in its audited accounts;

      (d) the Company has not lent any money which has not been repaid to it and does not own the benefit of any debt other than debts accrued to it in the ordinary course of its business or owing to it by its bankers.

10.3 A statement of the Company's bank accounts and of the credit or debit balances on it as at the close of business on the second Business Day immediately preceding the date of this Agreement has been supplied to the Purchaser and the Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statement and since such statement there have been no payments out of any such accounts except for routine payments and the present balances on such accounts are not now materially different from the balances shown on such statements.

10.4 The Company does not have any unpresented cheques drawn by the Company (i) in the normal course of business for amounts exceeding in aggregate (Pounds)5,000, or (ii) otherwise than in the normal course of business.

10.5 The Company is not in default under any instrument constituting any indebtedness or under any guarantee of any indebtedness and there is no reason why any such indebtedness or guarantee should be called or the liabilities under them accelerated before their due date (if any) or any loan or other financial facilities terminated.

10.6 No part of the amounts included in the Warranted Accounts as owing by any debtors remains unpaid or has been released on terms that any debtor pays less than the full book value of his debt.

10.7 None of the debts owed to the Company as recorded in the Company's books and records is more than 45 days overdue for payment or is considered bad or doubtful and none of such debts is subject to any dispute, right of set-off or counter-claim of any kind.

10.8 Since the Accounting Date the Company has paid its creditors in accordance with their respective credit terms and there are no amounts owing by the Company which have been overdue for payment for more than six weeks.

10.9 Neither the Company nor any of the Sellers is insolvent or unable to pay its or his debts as and when they fall due and is not the subject of any liquidation or insolvency proceedings, petitions or resolutions or any statutory demand nor has any administrator, receiver and/or manager, administrative receiver, trustee in bankruptcy or other insolvency officer been appointed of the Company or any of the Sellers or over any of its or their assets. No voluntary arrangement, compromise or scheme of arrangement has been approved or sanctioned in respect of the Company or any of the Sellers nor has any floating charge created by the Company or any of the Sellers crystallised and there are no facts known to the Covenantors which could give rise to any of the events or circumstances referred to in this paragraph 10.9.

10.10 Full details of all grants, allowances and other financial assistance provided to the Company or due to be made to it are disclosed in the Disclosure Letter and the Company has not done or failed to do any act or thing which could result in all or any part of such grants, allowances or assistance becoming repayable or being forfeited by it in whole or in part.

10.11 The Company is not liable to make any payment to any of its professional advisers in respect of services rendered at any time prior to Completion.

10.12 No expenses or liabilities have been incurred or assumed by the Company otherwise than exclusively for the purposes of the Company's business.

10.13 All costs incurred by the Company have been charged to the Company and not borne by any other person including, without limitation, any of the Sellers or their Associates.

10.14 There have been no reports concerning the Company by accountants or by financial or management consultants made within 3 years prior to the date of this Agreement.

11.   THE PROPERTIES

      The Company has no legal or other interests in real property whether freehold, leasehold or otherwise and has no existing or contingent liability in respect of such real property and the Company does not occupy any real property nor is it necessary to occupy any real property for the carrying on of the businesses of the Company.

12.   THE COMPANY'S BUSINESS

12.1 The business of the Company has not been materially and adversely affected by the loss of any important contract or customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and so far as the Covenantors are aware there are no facts likely to give rise to any such effects.

12.2 During the past three years no important customer has significantly reduced his orders for any of the products or services of the Company and there has been no significant change in the basis or terms on which any person is prepared to enter into contracts or do business with the Company (apart from normal price changes) and no such change is anticipated.

12.3 The Company is not a party to nor have its profits or financial position during the past three years been affected by any contract or arrangement which is not of an entirely arm's length nature.

12.4 Except as expressly mentioned in this Agreement, the Company is not and has not since its incorporation been the holder or beneficial owner of any share, debenture, mortgage or security (or interest in such) or a member of any joint venture, consortium, partnership or other unincorporated association or a party to any arrangement for sharing commissions or income.

12.5 The Company does not have any branch office, agency, place of business or permanent establishment outside England nor does it have any significant assets outside the United Kingdom.

12.6 The Company has not carried on business under or used on or in its notepaper, advertising, marketing materials, documents or vehicles any name other than its full corporate name.

12.7 The Company has not at any time disclosed to any person (other than the Purchaser) any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers relating to its business except in the ordinary course of business of the Company and upon the Company having secured the confidential nature of such disclosure.

12.8 None of the activities, contracts or rights of the Company is ultra vires, unauthorised, invalid or unenforceable or in breach of any contract, covenant or third party rights or requires any licence, authorisation or consent which has not been obtained on a permanent and unconditional basis and the Company is not liable to pay any royalty or like fee.

12.9 The stock of raw materials, packaging materials and finished goods now held by the Company are not excessive and are adequate in relation to the current trading requirements of the business of the Company and none of such stock is obsolete, slow moving, unusable, unmarketable or inappropriate or of limited value in relation to the current business of the Company and no contracts are outstanding which are likely to result in the above not being true.

12.10 The stock in trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

12.11 All finished goods in stock have been manufactured to satisfy orders by bona fide customers of the Company.

12.12 No stock of the Company is held by a third party other than stock which is in transit.

12.13 The Company has not contracted (i) to purchase any raw materials other than those anticipated to be required for the production of finished goods within three months after the date of contract, (ii) to purchase any raw materials at prices in excess of market prices now ruling, or (iii) to sell finished goods more than three months after the date of contract or at prices more than five per cent below the Company's list price current at the date of contract or at prices any part of which is payable more than three months after the date of delivery.

12.14 The plant, machinery, vehicles, tooling and other equipment used in connection with the business of the Company:

          (a) are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

          (b) are the absolute property of the Company, except for those items the subject of the hire purchase, credit sale, leasing, rental or similar agreements full details of which are set out in the Disclosure Letter;

          (c) are not expected to require replacements or additions at a total cost in excess of (Pounds)5,000 within six months from the date of this Agreement;

          (d) are all capable, and (subject to normal wear and tear) will remain capable, throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company (in accordance with the normal recognised accountancy principles consistently applied by the Company prior to the date of this Agreement) of doing the work for which they were designed or purchased;

          (e)  are not to any extent surplus to requirements; and

          (f) are completely and accurately recorded in its plant register a copy of which is contained in the Disclosure Letter.

12.15 The Disclosure Letter correctly states the information contained in it relating to all vehicles owned by the Company.

12.16 The Company has not given any guarantee or warranty or made any representation in respect of any goods sold or supplied or contracted to be sold or supplied by it except for any guarantee or warranty implied by law and (except as mentioned above) has not accepted any liability or obligation to take back or reprocess or otherwise do or not do anything in respect of any goods which would apply after any such goods have been delivered or supplied by it.

12.17 The Company has not produced, acquired, sold or supplied any goods which are or were or will become in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or impliedly made by it or with all applicable regulations, standards and requirements in respect of them.

12.18 So far as the Covenantors are aware no circumstances exist which can give rise or are likely to give rise to (i) any claim for repayment of amounts paid to the Company pursuant to any agreement with any of its customers, (ii) any claim against the Company in connection with or arising out of any work done or which ought to have been done or any agreement or part of an agreement performed or which ought to have been performed by or on behalf of the Company prior to Completion, or
          (iii) any liability under the Consumer Protection Act 1987 in respect of products manufactured by others.

12.19 The assets held under hire purchase, credit sale, leasing, rental or similar agreements listed in the Disclosure Letter and the assets owned by the Company comprise all the assets necessary for the continuation of the business of the Company as now carried on.

12.20 Copies of all standard conditions of sale or purchase or business of the Company (together with copies of any former standard conditions under which it could now incur any liability in excess of that provided for under the current standard conditions) are attached to the Disclosure Letter.

12.21 No single customer of, or supplier to, the Company has accounted for more than 10 per cent of the invoiced amount of sales of, or supplies to, the Company of goods and/or services in any of the last three accounting reference periods of the Company or is likely to in the current accounting reference period of the Company.

12.22 The Company has not since the Accounting Date agreed to give and is not in the habit of giving to any customer any discount (whether present, future or retrospective), price reductions or other financial incentives dependent on the level of purchases from the Company other than those specified in the Disclosure Letter.

12.23 The Company is not dependent on the supply of any raw materials, components or services from a single source of supply which are not readily obtainable from another source of supply on comparable terms.

12.24 The Company has not carried on any activity constituting `investment business' as defined by section 1 of the Financial Services Act 1986.

13.       INFORMATION SYSTEMS AND INFORMATION TECHNOLOGY

13.1 The Company has none of its records, data or information recorded, stored, maintained, processed, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the Company.

13.2 Details of all of the Company's IT Systems are disclosed in the Disclosure Letter.

13.3 In relation to any computer software owned by the Company, details of all licences of such software granted to third parties (whether written or otherwise) are disclosed in the Disclosure Letter. Except as disclosed, the Company has not revealed to any third party any source codes or algorithms relating to such software

13.4 The Company has a perpetual licence to use any computer software which it uses under licence from third parties and is not in breach of the terms of any such licence. None of such software has any `time stamp', 'logic bomb' or other form of electronic repossession embedded in it which could prevent the Company from using such software in whole or in part or which could cause the destruction or erasure of any of such software or any of the data it processes. Except in respect of mass-produced package software, the Company has copies of the source codes relating to such software or such source codes are held under industry-standard escrow arrangements.

13.5 The Company has not suffered any material breakdown or difficulties in using the Company's IT Systems and the Company has sufficient, technically competent and trained employees to ensure proper handling, operation, monitoring and use of the Company's IT Systems.

13.6 The Company's IT Systems have been and continue to be satisfactorily maintained and supported and have adequate capability and capacity for the existing requirements of the Company for the processing and other functions required to be performed for the purposes of the business of the Company.

13.7 Disaster recovery plans are in effect and are adequate to ensure that the Company's IT Systems can be replaced or substituted without material disruption to the business of the Company.

13.8 The Company keeps full security copies of the computer software comprised within the Company's IT Systems and data it uses and processes both on-site and off-site in accordance with best computing practice.

13.9 The Company's IT Systems have adequate protection to detect and eliminate any known computer virus and so far as the Covenantors are aware none of the Company's IT Systems has been or is currently infected with a virus.

13.10 The Company has adequate security procedures and devices to ensure that no unauthorised person can obtain access to the Company's IT Systems or to the data processed on it and the Company has not experienced any breach of security of this nature.

13.11 Details of all agreements or arrangements relating to the use, development, maintenance, support, security, disaster recovery and management of the Company's IT Systems are disclosed in the Disclosure Letter including development agreements, escrow agreements relating to the deposit of source codes, facilities management, computer bureau, computer services and outsourcing agreements.

13.12     All of the Company's IT Systems are Year 2000 Compliant and Euro
          Compliant.

13.13 Details of all Internet domain names registered by the Company are disclosed in the Disclosure Letter.

13.14 The Company and its employees have complied in all respects with the requirements of applicable data protection legislation. There are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data. There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor is any personal data held by the Company inaccurate to any material extent nor has the Company lost or made any unauthorised disclosure of any such data.

14.       CONTRACTS AND OTHER OBLIGATIONS

14.1 The Disclosure Letter contains particulars of all material subsisting contracts to which the Company is a party (and for this purpose this shall include without limitation all subsisting contracts to which the Company and either a customer of or supplier to the Company are parties).

14.2 The Company has not entered into or undertaken any contract, transaction, obligation, commitment, arrangement or liability which:

          (a)  is of an unusual, abnormal or onerous nature;

          (b)  is in the nature of a capital commitment;

          (c) is of a long-term nature (that is to say, incapable of performance in accordance with its terms within six months after the date on which it was entered into or undertaken);

          (d) is incapable of termination in accordance with its terms, by the Company, on 60 days' notice or less;

          (e) is of a loss-making nature (that is to say, known to be likely to result in a material loss to the Company on completion of performance);

          (f) cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort;

          (g) involves or is likely to involve obligations, expenditure or receipts of an unusual or exceptional nature and not in the ordinary course of the Company's business;

          (h)  is linked to the Retail Prices Index or any other index;

          (i) contains currency or commodity re-negotiation or re-determination clauses;

          (j) is a contract for services (other than contracts for the supply of electricity or normal office services);

          (k) requires the Company to pay any commission, finder's fee, royalty or the like;

          (l) depends on the continuation of the connection (whether as an officer or employee of or consultant to the Company or otherwise) of any person with the Company;

          (m) is a contract for the sale of shares or assets which contains warranties or indemnities or provides for them;

          (n) is in any way otherwise than in the ordinary and usual course of the Company's business.

14.3 The Company has not entered into any contract to buy foreign currency or made any forward sales of foreign currency which in either case remains outstanding.

14.4 The Company has good working relationships with the other contracting parties under all of its contracts.

14.5 The Company has not given any guarantee, indemnity or security for or otherwise agreed to become directly or contingently liable for any present or future obligation of any other person and no person has given any guarantee of or indemnity or security for any obligation of the Company.

14.6 There are no agreements or arrangements in force restricting the competitive freedom of the Company to provide or take goods and services by such means and from or to such persons as it may from time to time think fit.

14.7 The Company is not a party to any agency, distributorship, franchising, marketing or similar agreement.

14.8 No event has occurred regarding the Company which would entitle any third party to terminate any contract or benefit enjoyed by the Company or to call in any money before the due date for it to be repaid.

14.9 The Company has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which it is or has been a party and has received no notice of any intention to terminate any such agreement or to repudiate or disclaim any other transaction.

14.10 The Company has not been party to any transaction with any third party which, in the event of any such third party going into liquidation or an administration order or a bankruptcy order being made in relation to it or him, would constitute (in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts, under sections 238 to 245 inclusive and sections 339 to 344 inclusive of the Insolvency Act 1986.

14.11 There are in force no powers of attorney given by the Company (other than to the holder of an Encumbrance solely to facilitate its enforcement) and no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company's business.

14.12 No tender or offer which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding.

14.13 The Company is not a party to any agreement which were it now fully completed, performed, unconditional or in effect would now render any of the Warranties untrue or misleading.

14.14 The Company has not at any time acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any residual liability in respect of that leasehold property.

14.15 True and complete details of all trade or business associations of which the Company is a member are set out in the Disclosure Letter and the Company is complying and has at all material times complied in all material respects with the regulations or guidelines laid down by any such trade association and copies of such regulations and guidelines are attached to the Disclosure Letter.

14.16 The Disclosure Letter contains full details of all accreditations (including without limitation any accreditation awarded by the Soil Association Certification Limited) the Company has been awarded in respect of the conduct of the whole or any part of its business in accordance with any recognised standard and the Company is continuing to comply with the requirements of such standard and knows of no reason why such accreditation might be revoked, qualified or impaired in whole or in part. None of the tenders, contracts, rights or privileges to which the Company is a party or which it enjoys is in any way dependent on any such accreditation continuing in existence.

15.       INTELLECTUAL PROPERTY

15.1 Except as disclosed in the Disclosure Letter, the Company does not own, use, require to use or infringe any Intellectual Property.

15.2 All Intellectual Property registered in the name of the Company or used or required to be used by the Company is beneficially owned by it and not subject to any agreements, licences or registered user rights affecting such Intellectual Property or subject to any claims from employees or others and is valid and subsisting and not subject to revocation and all requisite registration and renewal fees in respect of such Intellectual Property have been duly paid on time.

15.3 All agreements and licences for the use by the Company of any Intellectual Property not registered in its name or beneficially owned by it are disclosed in the Disclosure Letter and are valid and subsisting and the Company is not in breach of any of the provisions of such agreements or licences.

15.4 So far as the Covenantors are aware, no person is infringing any Intellectual Property registered in the Company's name or in which the Company has a beneficial interest.

15.5 The Company has not entered into any agreement or arrangement for the provision or acquisition of any know-how or technical information or assistance or which prohibits or restricts the disclosure of any know-how or technical information.

15.6 All inventions, designs, processes, know-how and other similar assets, materials and rights owned or developed by the Company and capable of legal protection have been appropriately protected by the Company.

15.7 The Company has in its possession all necessary documentation and other things necessary to establish the Company's ownership of that part of the Company's Intellectual Property which is not capable of registration and to prove that such Intellectual Property is original and/or novel.

15.8 All the Company's Intellectual Property is sufficiently documented to allow its full and proper use without reliance on the special knowledge or memory of any one or more individuals.

15.9 All persons engaged or employed by the Company who, in the course of their work for the Company will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property are, so far as is reasonably practicable, individually bound by agreements with the Company under which all Intellectual Property which such persons may bring into existence during their work for the Company vests in the Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about the Company and its business.

15.10 None of the Intellectual Property owned or used by the Company is subject to compulsory licensing or the granting of any licences of right nor, so far as the Covenantors are aware, will it become so by operation of law.

16.       DISPUTES AND LITIGATION

16.1 There are no court orders, injunctions or unsatisfied judgments outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal, regulatory authority, governmental agency or any other person in connection with the determination or settlement of any claim or proceedings.

16.2 Neither the Company nor any of its officers nor any person for whose acts or defaults the Company may be liable is involved in any civil, criminal or arbitration proceedings and no such proceedings and no claims of any nature are pending or threatened by or against the Company or any such person or in respect of which the Company is liable to indemnify any party concerned and so far as the Covenantors are aware there are no facts likely to give rise to any such proceedings.

16.3 The Company is not the subject of or engaged in, and so far as the Covenantors are aware there are no facts or circumstances likely to cause it to be the subject of or engaged in, any proceedings, investigations or enquiries by or before any governmental or municipal department, commission, board, tribunal or other administrative, judicial or quasi-judicial agency in which any unfavourable judgment, decision, ruling or finding could adversely affect the Company in any way.

17.       INSURANCE

17.1 All assets of the Company which are of an insurable nature are insured in their respective full replacement values and all risks and liabilities which are normally or customarily insured against (or the insurance against which is obligatory) by companies carrying on business similar to that carried on by the Company or against which a prudent company carrying on such a business would insure are adequately insured against by the Company. In particular, the assets of the Company are insured against fire in their full replacement value, its computer systems and data are insured for all foreseeable risks to their full replacement value together with incidental expenses including costs and expenses of data recovery and reconstruction and the Company is now, and has at all times been, adequately covered against accident, damage, injury, third party loss (including product liability) and loss of profits.

17.2 Full details of the Company's policies of insurance are contained in the Disclosure Letter and are true and correct in every particular and such policies are in full force and effect and all premiums in relation to them have been paid on time.

17.3 The Company has not done or omitted to do or suffered anything to be done anything which has rendered or might render any policy of insurance taken out by it void or voidable or not renewable on normal terms and at generally applicable premium rates. No such policy is subject to any special or unusual terms, restrictions or rates of premium.

17.4 Any claims outstanding, pending, threatened or capable of arising against the Company by any employee, workman or third party in respect of any tort, damage, loss, accident or injury are fully covered by insurance.

17.5 The Company has notified insurers promptly, and within the terms of the policy, of any claim that may or might be made under any policies of insurance of which the Company is a beneficiary.

17.6 No claim is outstanding under any of the insurance policies maintained by the Company and so far as the Covenantors are aware no circumstances exist which are likely to give rise to any such claim. There have been no material claims against insurers by the Company in the period of three years prior to the date of this Agreement.

17.7 In the last three years no application or proposal made by the Company for a policy of insurance of any kind has been refused or rejected by any insurance company in whole or in part nor has the level of insurance cover provided by any policy of insurance in favour of the Company been reduced or in any way altered at the instance of the insurance company issuing such policy of insurance.

18.       EMPLOYEES AND CONSULTANTS

18.1 The Disclosure Letter fully and accurately sets out particulars of the identities, dates of commencement of employment or engagement, dates of birth, notice periods and, where relevant, holiday entitlements of all the officers of the Company (and of any persons whom the Company has agreed to employ or engage as an officer) and, where relevant, all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person.

18.2 The Company does not currently employ or engage any employees or workers (as this term is defined in the Working Time Regulations 1998) and has not employed or engaged any employees or workers at any time during the period of 12 months prior to the date hereof.

18.3 The Disclosure Letter contains full and accurate particulars of all contracts for services which the Company has with any individual or in relation to the provision of any individual's services to the Company (whether via a third party such as a service company or otherwise).

18.4 Since the Accounting Date or, where holding of office commenced after that date, since the commencement of such holding of office, no change has been made in the emoluments or other terms of employment or engagement of any of the Company's officers who on the Accounting Date or on the date of such commencement were in receipt of remuneration at a rate in excess of (Pounds)10,000 per annum.

18.5 The copy contracts delivered to the Purchaser are the forms of contract under which all the officers and consultants (including consultants engaged via third parties) of the Company are currently employed or engaged.

18.6 The Company is not bound or accustomed to pay any moneys to or for the benefit of any officer of the Company.

18.7 There is not in existence any contract for services with any individual (or third party relating to the provision of any individual's services) which cannot be terminated by three months' notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

18.8 So far as the Covenantors are aware, no officer or former employee or officer of the Company is in breach of any obligation or duty which he owes to the Company.

18.9 The Company has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has the Company failed to comply with any duty to inform and consult any independent trade union under such regulations.

19.       PENSIONS

19.1 The Company is not a party to nor participates in nor contributes to any scheme, arrangement or agreement (whether legally enforceable or not) for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or other like benefits (including the payment of medical expenses) for any past or present employee or officer of the Company or of any predecessor to all or part of its business (each a Relevant Employee) or for the widow, widower, child or dependant of any Relevant Employee.

20.       CONSENTS AND COMPLIANCE WITH LAWS

20.1 The Company has and there are now in force all permits, authorities, licences and consents necessary for the Company to carry on its business effectively and without hindrance in the manner and in the places in which its business is now carried on (full details of which are set out in the Disclosure Letter) and so far as the Covenantors are aware there are no circumstances which might lead to the suspension, alteration or cancellation of any such permits, authorities, licences or consents and none is limited in duration or subject to onerous conditions.

20.2 The Company has performed all obligations required to be performed by it with respect to or affecting its business and assets and is not in default under any laws, regulations, orders, decrees, judgments, contracts, agreements, licences, obligations or restrictions of whatever nature binding upon it or which affect its assets or the operations of its business.

20.3 No officer of the Company is or has been subject to any bankruptcy or criminal proceedings or is or has been the officer of any company which has been the subject of liquidation or insolvency proceedings.

20.4 So far as the Covenantors are aware no officer or agent of the Company has paid any bribe or used any of the Company's assets unlawfully to obtain an advantage for any person.

20.5 The Company has not been nor is it concerned in any agreements or arrangements which infringed or infringe or which have or should have been registered under or which have or may become the subject of any reference, enquiry, proceeding, report, assurance or undertaking under or in respect of the Restrictive Trade Practices Acts 1976 and 1977, the Fair Trading Act 1973, Article 85 or Article 86 of the Treaty of Rome, the Competition Act 1998 or any other anti-trust, anti-restrictive practice or similar legislation in any jurisdiction and the Company has not made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph 21.5.

20.6 All current advertising, marketing and sales promotions by the Company comply with all applicable codes of practice and self-regulatory schemes. The Company has not been disciplined under any scheme or code in respect of any such advertising, marketing or sales promotion and no complaint has been made against it in respect of any of them and there are no outstanding complaints or disciplinary proceedings against the Company in respect of any of them.

21.       ODL

21.1 The particulars of ODL set out in Schedule 4 are true and complete and the shares of ODL are held and owned as shown in Schedule 4 free from any Encumbrance and with all rights now and in the future attaching to them.

21.2      The Company has no subsidiaries other than ODL.

22.       EFFECT OF AGREEMENT

22.1      Compliance with the terms of this Agreement:

          (a) does not require the consent or agreement of any person who is not a party to this Agreement;

          (b) will not cause the Company to lose any interest in or the benefit of any asset, right, licence, grant or privilege it presently owns or enjoys;

          (c)  will not relieve any person of any obligation to the Company;

          (d) will not cause the Company or any of the Sellers to be in breach of any of their respective obligations;

          (e) will not result in any present or future indebtedness of the Company becoming due prior to its stated maturity;

          (f) will not give rise to or cause to become exercisable any option or right of pre-emption; and

          (g) will not result in the creation or imposition of any Encumbrance on or over any of the assets of the Company or the Shares

22.2 There are no agreements or arrangements concerning the Company which can be terminated or are terminable or the terms of which can be varied or are in any way variable as a result of any change in the control of the Company or change in the composition of the board of directors of the Company.

22.3 Neither this Agreement nor the acquisition for which it provides has been procured by any agent or broker on behalf of the Company and no agency or brokerage fees or charges are payable by the Company in respect of this Agreement or the acquisition for which it provides.

                          SCHEDULE 5 - Consideration

1.   CONSIDERATION

1.1 The consideration shall be the aggregate of the Covenant Consideration (as defined in paragraph 1.2 below) and the Shares Consideration (as defined in paragraph 1.3 below) (together the Consideration).

1.2 The consideration for the restrictions contained in clause 9 shall be (Pounds)30,000 to be apportioned amongst the Covenantors in the amounts set out in column (4) of Schedule 1 (Covenant Consideration) with the balance of the Consideration being in respect of the Shares.

1.3 The consideration for the Shares (Shares Consideration) shall be a sum equal to the Adjusted Turnover less the Covenant Consideration. For the purposes of this paragraph, Adjusted Turnover shall be an amount equal to the Turnover less the extent to which Fixed Asset Value is below (Pounds)900,000 and less the extent to which Net Current Asset Value is a negative number (each to be determined as specified below), subject to a maximum of (Pounds) 15,750,000.

1.4 Subject to the provisions of paragraph 3.9 below, the Consideration shall be paid as to:

     (a) (Pounds)13,937,000 (being payment in full of the Covenant Consideration and the balance, subject to determination of Adjusted Turnover, being a payment on account of the Shares Consideration) (together the Provisional Consideration) on Completion in accordance with clause 5.2.7 (a) of this Agreement; and

     (b) the balance (if any) by remitting by bank electronic transfer to the Sellers' Solicitors bank account (branch: Barclays Bank plc, 20 High Street, Exeter sort code: 20-30-47 account number: 00633755) such amount as is equal to the difference (if any) between the Provisional Consideration and the Consideration within 7 Business Days of the date of determination of the Turnover, the Fixed Asset Value and the Net Current Asset Value in accordance with this Schedule.

2.   DEFINITIONS

     In this Schedule:

     Accounts means the consolidated accounts of the Company and ODL for the financial year (or in the case of ODL the financial period) ending 31 May 2000 to be prepared pursuant to paragraph 3.1 below, such expression to include any adjustments to such accounts agreed upon or determined to be required pursuant to any of the other provisions of this Schedule;

     Fixed Asset Value means the aggregate amount of the net book value fixed assets of the Company and ODL as shown in the Accounts;

     Net Current Asset Value means the aggregate amount of the current assets as shown in the Accounts less the aggregate amount of the liabilities (other than issued share capital, reserves and retained profits) as shown in the Accounts such liabilities to include the ODL Debt payable by the Company.

3.   DETERMINATION OF ACCOUNTS

3.1 In order to determine the Turnover, the Fixed Asset Value and the Net Current Asset Value, the parties (so far as they are able) shall procure the Purchaser's Accountants to prepare as soon as practicable after Completion, and in any event within 135 Business Days after Completion, draft consolidated accounts of the Company and ODL for the financial year (or in the case of ODL the financial period) ending 31 May 2000 and in accordance with paragraph 3.2.

3.2  The Accounts shall:

     (a) be prepared under the historic cost convention and in accordance with the requirements of all legislation, Financial Reporting Standards, Statements of Standard Accounting Practice and generally accepted accounting practices and principles applying to a United Kingdom company at the time they are prepared;

     (b) subject to sub-paragraph (a) above, apply and adopt the same bases and policies of accounting as were applied or adopted for the purposes of the Warranted Accounts or (as the case may be) the previous accounting period for ODL;

     (c) be prepared so as to not treat as an asset the payment into court made by the Company and referred to in clause 9.1.1;

     (d) be prepared so that 100% provision for bad and doubtful debts shall be made in respect of the face value of any debts owed to the Company or ODL at Completion which shall not have been paid within 120 days after the date of invoice or where the debtor is in receivership, administration or liquidation or is bankrupt or has been dissolved or is known to be insolvent or where collection of the debt has been passed to solicitors or a third party debt collector to collect;

     (e) make full provision for any liability to taxation arising from the transfer by the Company before Completion of the shares in Genus plc and/or National Milk Records plc held in its name to some or all of the Covenantors;

     (f) no provision shall be made in respect of the outstanding payment of (Pounds)20,000 due to the Partnership Group, Inc pursuant to the agreement to participate in the development of an Organics Program details of which are set out in a letter dated 24 March 2000 from the Partnership Group, Inc to Peter Dunsford;

     (g) no provision shall be made in respect of the receipt by the Company of a processing and marketing grant in the sum of (Pounds)41,400 from MAFF, details of which are set out set out in a letter dated 23 April 1996 from MAFF to the Company;

     (h) full provision shall be made for an amount which it has been agreed will be paid by the Company to OMSCO for the period ended 31 May 2000, such amount to be agreed between the Sellers and OMSCO after Completion;

          (i) full provision shall be made for the aggregate amount of any (i) milk supply bonuses or (ii) annual success fees declared by a resolution of the board of directors of the Company dated 31 May 2000 to be payable to respectively (a) Roger Persey, Geoffrey Persey, and Herbert Persey and/or W Persey & Sons and (b) Dunsford Management Consultants in respect of the financial period ended 31 May 2000, the aggregate amount of such bonuses and fees being such amount as would result in Net Current Asset Value being minus (Pounds)1,250,000 as agreed or determined in accordance with this Schedule;

          (j) no value shall be attached to any liability of the Company to pay stamp duty on the acquisition of the ODL Shares pursuant to the ODL Sale Agreement.

3.3 For the purposes of the preparation and review of the draft Accounts, the parties shall procure (so far as they are able) that the Purchaser's Accountants and the Sellers' Accountants shall be given the same access to information and co-operation from the management of the Company and ODL and any consultants engaged by either to provide, inter alia, management services to the Company and ODL as if they were the auditors of the Company and ODL and that their respective accountants will give access to their working papers to the other accountants for such purpose.

3.4 The Sellers' Accountants shall act at the Sellers' expense and the Purchaser's Accountants shall act at the Purchaser's expense.

3.5 When prepared, the parties shall (in so far as they are able) procure that the draft Accounts shall as soon as possible be submitted by the Purchaser's Accountants to the Sellers' Accountants (together with such working papers used in connection with the preparation of the draft Accounts as is necessary to understand their preparation) for review with the Purchaser's Accountants and, if necessary, adjustment, after which (and subject to their being in agreement) the Purchaser's Accountants and the Sellers' Accountants shall issue a joint statement addressed to the Purchaser and the Sellers (Joint Statement) enclosing the draft Accounts as agreed and stating what (in their professional opinion) are the respective amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value as shown in the draft Accounts. In acting under this paragraph 3.5, the Purchaser's Accountants and the Sellers' Accountants shall be treated as acting as experts and not as arbitrators and the respective amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value so stated by them shall be accepted by and shall be final and binding on the parties.

3.6 When submitting the draft Accounts to the Sellers' Accountants the Purchaser shall procure that they shall be accompanied by a preliminary statement (Preliminary Statement) from the Purchaser's Accountants stating what in their professional opinion is the Turnover, the Fixed Asset Value and the Net Current Asset Value as shown in the draft Accounts, subject to the review of the Sellers' Accountants. The Sellers shall procure that, within 20 Business Days following such submission, the Sellers' Accountants shall notify the Purchaser's Accountants in writing (Response Notice) whether they accept the draft Accounts as submitted or whether they reject them as not being in accordance with this Schedule and if they reject them that the Response Notice shall set out in reasonable particularity the grounds for such rejection.

3.7 If no Response Notice is given within the period stated in paragraph 3.6 above, the Sellers' Accountants shall be deemed to have accepted the draft Accounts as being in accordance with this Schedule and the amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value as stated in the Preliminary Statement, and accordingly the amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value so stated shall be accepted by and shall be final and binding on the parties.

3.8 Should for any reason neither a Joint Statement be issued by the Purchaser's Accountants and the Sellers' Accountants pursuant to paragraph
     3.5 nor the amounts of the Turnover, the Fixed Asset Value or the Net Current Asset Value stated in the Preliminary Statement become binding pursuant to paragraph 3.7, in either case within 30 Business Days of the submission of the Accounts to the Sellers' Accountants, then the matters outstanding or in dispute shall be referred to an independent expert for final determination in accordance with clause 10 of this Agreement who as part of his determination shall state what, in his professional opinion, are the adjustments (if any) required to be made to the draft Accounts in order for them to comply with this Schedule and what are the respective amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value.

3.9 When the draft Accounts have become binding on the parties in accordance with paragraph 3.5, 3.7 or 3.8 above:

     (a) the Purchaser shall, if the Consideration exceeds the Provisional Consideration, comply with its obligations under paragraph 1.4(b) above; or

     (b) the Sellers shall, if the Consideration falls short of the Provisional Consideration, within 7 Business Days of the date of determination of the Turnover, the Fixed Asset Value and the Net Current Asset Value:

          (i) repay to the Purchaser in cleared funds a sum equal to such shortfall; and

          (ii) pay to the Purchaser in cleared funds a sum equal to the amount of any overpaid stamp duty which may have been paid by the Purchaser on the transfers of the Shares together with Interest on each such amount at the Agreed Rate from and including the date of Completion (or, in the case of stamp duty, the date of payment by the Purchaser of such stamp duty) to and excluding the last day of such period of 7 Business Days or the date of earlier payment; or

     (c) if the Consideration proves to be equal to the Provisional Consideration, no further sum shall be due from the Purchaser to the Sellers in respect of the Shares.

3.10 The amounts of the Turnover, the Fixed Asset Value and the Net Current Asset Value becoming binding on the Purchaser pursuant to this paragraph 3 shall not adversely affect, limit or prejudice, or constitute a waiver of any right or remedy of the Purchaser or the Company or ODL in relation to any claim which they or any of them may have against the Covenantors in respect of any breach of any of the Warranties or any of the other provisions of this Agreement or under the Tax Deed.

3.11 In the event that either party is required to make any payment in accordance with paragraph 3.9 above, it is agreed that such payment shall be made without set off or deduction.

                       SCHEDULE 6 - Sellers' Protections

The provisions of this Schedule operate to limit or reduce the liability of the Covenantors in respect of claims made by the Purchaser under the Warranties (except those Warranties contained in paragraph 6 of Schedule 2 (Tax Warranties)) (Relevant Claims). Claims made by the Purchaser under the Tax Deed or the Tax Warranties are limited in accordance with the terms of the Tax Deed.

The parties agree as follows:

1. The Purchaser admits that it has not entered into this Agreement in reliance upon any warranty, representation or promise other than those incorporated in this Agreement and acknowledges that it has not relied upon and will make no claim in respect of any such representation, warranty, promise or assurance given by the employees or professional advisers of the Covenantors.

2. The Covenantors shall be under no liability in respect of any claim under the Warranties if and to the extent that such a claim arises or is increased in circumstances in which the Purchaser or the Company or ODL voluntarily acts or omits to act after Completion (otherwise than in the ordinary course of business) and knows or should reasonably have known that such act or omission could give rise to or increase such a claim and a reasonable alternative course of action was available to the Purchaser (or any member of the Company or ODL) which would not have given rise to such a claim.

3. The Covenantors shall be under no liability whatsoever in respect of any breach of the Warranties unless the Purchaser has served on the Covenantors a written notice in the case of any claim or any contingent claim under the Warranties on or before the date two years from the date of this Agreement giving reasonable details of the breach including where reasonably practicable the Purchaser's best estimate of the amount of the liability of the Covenantors in respect thereof and has issued and served proceedings in respect of such breach within twelve months after the date of expiry of such two year period.

4. If any claim is made or proceedings are brought against the Purchaser or the Company or ODL by a third party (Third Party Claim) in respect of which the Covenantors are or may become liable under the Warranties, the Purchaser shall and shall procure that the Company and ODL shall in its conduct of such Third Party Claim:

4.1 take such actions as the Covenantors may reasonably request to avoid, dispute, resist, mitigate, compromise, defend or appeal against such claim or proceedings in any adjudication with respect thereto;

4.2 give the Covenantors and its professional advisers such information, documents and assistance in relation to the Third Party Claim as the Covenantors may reasonably request and access to the employees, agents, professional advisers, premises, accounts and books and records within the power, possession or control of the Purchaser or the relevant member of the Company or ODL; and

4.3 not accept or settle or compromise or make any admission in respect of such Third Party Claim or proceedings without the Covenantors' prior written consent (such consent not to be unreasonably withheld)

PROVIDED ALWAYS that (a) the provisions of this clause shall only apply if the Purchaser and the Company and ODL are indemnified and secured by the Covenantors to the Purchaser's reasonable satisfaction against all reasonable costs and expenses which may be incurred in connection therewith; (b) if the Covenantors shall not request the Purchaser to take any such action, or shall fail to provide such indemnity or security within 30 days after notice shall have been given to the Covenantors, then the Purchaser shall be free to pay or settle the Third Party Claim on such terms as it shall in its absolute discretion think fit and to make a corresponding Relevant Claim against the Covenantors; (c) the Covenantors acknowledge and agree that all their rights under this paragraph 4 may only be exercised collectively and on a unanimous basis and provided they appoint one Covenantor to represent all the Covenantors in relation to the Third Party Claim in question; (d) If the Covenantors are unable unanimously to agree among themselves how to proceed and/or which Covenantor will represent them for the purposes of exercising their rights, then the Purchaser shall be free to pay or settle the Third Party Claim in question or make any admission in respect of such Third Party Claim as it may in its absolute discretion deem fit, to make a corresponding Relevant Claim against the Covenantors and to refuse access to the Covenantors, their representatives or advisers (as the case may be) to investigate the matter or circumstance alleged to give rise to the Third Party Claim and (e) no breach on the part of the Purchaser of its obligations under paragraph 3 or this clause 4 shall prejudice any Relevant Claim it may have but the amount recoverable pursuant to such Relevant Claim shall be limited to the amount which would have been recoverable had the provisions of paragraph 3 or this clause 4 been complied with.

5. The Covenantors shall not be liable in respect of any breach of the Warranties if and to the extent that the loss occasioned thereby has been recovered under the Tax Deed.

6. No claim shall lie under the Warranties to the extent the same is capable of remedy by the Covenantors unless the Purchaser shall first afford to the Covenantors such opportunity and information as is reasonable in the circumstances to remedy the alleged breach and the Covenantors have failed to do so within 30 days after being notified of such breach.

7. The aggregate liability of the Covenantors in respect of all breaches of the Warranties when added to the aggregate amount of any liability under the Tax Deed shall not exceed a sum equal to the Consideration.

8. The Covenantors shall have no liability for any Relevant Claim under the Warranties where the amount of such claim does not exceed (Pounds)1,000 and all such individual claims shall be excluded for the purposes of paragraph 9 of this Schedule 6.

9. The Covenantors shall not be liable in respect of any Relevant Claim for breach of the Warranties unless the aggregate amount of all such claims exceeds (Pounds)10,000 in which event the Covenantors shall be liable for the whole of such liability and not merely the excess. However this limitation shall not apply to any Relevant Claim made under paragraph 1 of
     Schedule 2.

10. The Covenantors shall not be liable in respect of any breach of the Warranties in respect of all and any matters resulting from a change in legislation or regulations (whether relating to Tax or otherwise) made after Completion or a change of accounting policy or practice of the Purchaser or the Company or ODL introduced after Completion (otherwise than to bring the accounting policy or practice of the Purchaser or the Company or ODL in line with generally accepted accounting policies or practices).

11. The Covenantors shall not be liable for any Relevant Claim to the extent that it is provided for or included as a liability in the Warranted Accounts or in the Accounts.

12. If the Covenantors make any payment by way of damages for breach of the Warranties and within twelve months of them making the relevant payment the Purchaser or the Company or ODL receives any benefit otherwise than from the Covenantors which would not have been received but for the circumstances giving rise to the Relevant Claim in respect of which the damages payment was made, the Purchaser shall, once it or the Company or ODL has received such benefit, forthwith repay to the Covenantors an amount equal to the lesser of (after deducting all costs and expenses incurred by the Company or ODL in obtaining such receipt and any applicable taxation)(a) the amount of such benefit and (b) the damages payment in question.

13. No liability shall attach to the Covenantors in respect of any Relevant Claim based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or the Purchaser or the Company or ODL (as appropriate) is required to make a provision for such contingent liability in its accounts in accordance with standard accounting practices provided always that the Purchaser may nevertheless notify the Covenantors of such contingent liability under paragraph 3 above.

14. If the Covenantors pay to the Purchaser an amount in respect of any Relevant Claim and the Purchaser subsequently recovers from a third party (including an insurer) a sum which is referable to that Relevant Claim, the Purchaser shall forthwith repay to the Covenantors so much of the amount paid by the Covenantors as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by the Purchaser in obtaining that payment and recovering that sum from the third party and any applicable taxation.

15. The Purchaser shall not be entitled to rescind this Agreement after Completion in any circumstances save that the Purchaser shall be entitled to rescind this Agreement after Completion in the event that any of those Sellers that are minors as at the date of this Agreement rescind or repudiate or fail to ratify the terms of this Agreement or seek to do any of the above at any time.

16. If the Covenantors pay any sum to the Purchaser or the Company or ODL pursuant to any Relevant Claim , the amount of the Consideration paid by the Purchaser to the Covenantors for the Shares shall be deemed to be reduced by the amount of any such payment.

17. The Purchaser confirms to the Covenantors that at the time of entering into this Agreement it is not aware of any matter which at the date hereof gives rise to any Relevant Claim.

18. Nothing in this Schedule 6 shall in any way restrict or limit the general obligation at law of the Purchaser and the Group to mitigate any loss or damage which it may suffer in consequence of any breach by the Covenantors of the Warranties (including without limitation any obligation at law of the Company to mitigate any such loss by first taking steps or commencing such proceedings against the Sellers (as defined in the ODL Sale Agreement) or, as the case may be, the Covenantors (as defined in the ODL Sale Agreement) under the ODL Sale Agreement as the Company may reasonably be required to take under law).

19. Despite the above provisions of this Schedule, none of the limitations contained in this Schedule shall apply to any Relevant Claim arising out of fraud, wilful misconduct or wilful concealment on the part of any of the Covenantors in relation to the matter giving rise to the Relevant Claim.

                   APPENDIX - Definitions and Interpretation


1.    DEFINITIONS

      The following definitions apply in this Agreement:

      Accounting Date means 31 May 1999 being the date to which the last audited accounts of the Company were made up;

      Act means the Companies Act 1985 (as amended);

      Agreed Rate means the base rate of Barclays Bank plc (or such other London Clearing Bank as the party entitled to receive payment of Interest may nominate) from time to time in force;

      Agreed Form means in the form previously agreed by the parties to this Agreement and signed for the purpose of identification by or on their behalf;

      Agreement means this agreement including its schedules, appendices and attachments (if any);

      Associate has the meaning given to it by section 435 of the Insolvency Act 1986;

      Auditors mean the auditors of the Company from time to time;

      Business Day means a day other than a Saturday or Sunday or a day which is a public holiday in England;

      CAA means the Capital Allowances Act 1990;

      Company's IT Systems means any and all computer hardware, software, firmware, networks, other information technology and any assets which have embedded in them material information technology in each case owned, used or exploited by the Company or, where the context admits, proposed to be owned, used or exploited by the Company;

      Completion means the performance by the parties of the obligations (to the extent not previously waived in terms of this Agreement) assumed by them respectively under clause 5.2;

      Confidential Information means (i) any information concerning the business, accounts, finances, contractual arrangements or intellectual property (whether owned or licensed) or other dealings, transactions, affairs or property of the Company or ODL but does not include information which is trivial or obvious or otherwise clearly of a non-confidential nature or information which has become a matter of public knowledge (other than by reason of a breach of clause 6 or its unlawful disclosure by any person) and (ii) any information in respect of which an obligation of confidence is owed to any third party by the Company or ODL;

      Covenantors means the Sellers and Peter Dunsford;

      David Underdown means David Underdown of Steers House, Holcombe Rogus, Wellington, Somerset TA21 OPN;

      Default Rate means the base rate of Barclays Bank plc (or such other London Clearing Bank as the party entitled to receive payment of Interest may nominate) from time to time in force plus 2 per cent;

      Directors means the directors of the Company whose names are specified in
      Schedule 3;

      Disclosure Letter means the letter (including its attachments) of the same date as this Agreement from the Sellers' Solicitors to the Purchaser's Solicitors containing qualifications to the Warranties;

      Encumbrance means and includes any interest or equity of any person (including, without limitation, any right to acquire, option, right of pre-emption or right of conversion) or any mortgage, charge, pledge, lien, assignment or any other encumbrance, priority or security interest or arrangement of whatever nature over or in the relevant property;

      Euro Compliant means fulfilment of the current minimum requirements for Advanced accreditation by the Business and Accounting Software Developers' Association in relation to their ability to process and display information connected with the euro currency;

      Group means the Company and ODL;

      Intellectual Property means patents, trade marks, registered designs, applications for any of the above, copyright, know-how, design rights, database rights, trade secrets, confidential information, trade and business names and brands, domain names and any other similar protected rights in any country;

      Interest means interest (as well after as before judgment) at the rate in question accruing daily and compounded with rests on the last day of each calendar month;

      Management Accounts means the management accounts of the Company for the period from the Accounting Date to 31 March 2000 copies of which are attached to the Disclosure Letter;

      ODL means Organic Dairies Limited whose details are set out in Schedule 4;

      ODL Debt means the sum owing by the Company at Completion to the ODL Shareholders for the acquisition of the ODL Shares pursuant to the terms of the ODL Sale Agreement;

      ODL Sale Agreement means the agreement proposed to be entered on or before the date of this Agreement between the Company and each of the ODL Shareholders in the Agreed Form for the acquisition by the Company of the ODL Shares;

      ODL Shares means the 600 ordinary shares of (Pounds)1.00 each in the capital of ODL held by the ODL Shareholders;

      ODL Shareholders means each of David Underdown, Edward John Underdown and Irene Joyce Underdown;

      OMSCO means the Organic Milk Suppliers Co-operative Limited a company registered in England under number 3388324 whose registered office is at Court Farm, Loxton, Axbridge, Somerset BS26 2XC;

      Peter Dunsford means Peter James Dunsford of Garden Court, Elm Grove Road, Topsham, Exeter, Devon EX3 0BN;

      Purchaser's Accountants means KPMG of Marlborough House, Fitzalan Court, Fitzalan Road, Cardiff CF24 OTE or their successors in business or any other firm of chartered accountants appointed by the Purchaser for the purposes of this Agreement;

      Purchaser's Solicitors means Theodore Goddard of 150 Aldersgate Street London EC1A 4EJ or their successors in business or any other firm of solicitors appointed by the Purchaser for the purposes of this Agreement;

      Related Company means, in relation to a company, any company which is a holding company of that company or a subsidiary of that company or of such holding company (and the expression Related Companies shall be construed accordingly);

      Restricted Activities means provision of any products or services used in or relating to organic liquid milk and cream supplied by the Company or ODL at any time during the period of two years immediately prior to Completion or which are now intended to be provided or offered by the Company or ODL and the provision of any products or services which are similar to or competitive with any of such products or services;

      Sales Forecasts means the sales forecasts of the Company for the periods expiring 31 May 2001, 2002, 2003 and 2004, a copy of which is attached to the Disclosure Letter; Sellers' Accountants means Bush & Co of 14 Bedford Street, Exeter, Devon EX1 1LE or their successors in business or any other firm of chartered accountants appointed by the Sellers for the purposes of this Agreement;

      Sellers' Solicitors means Michelmores of 18 Cathedral Yard, Exeter, Devon EX1 1HL or their successors in business or any other firm of solicitors appointed by the Sellers for the purposes of this Agreement;

      Shares means the shares comprised in the whole of the issued share capital of the Company as specified in Schedule 3;

      Subsidiaries means the subsidiaries of the Company at the date of this Agreement details of which are set out in Schedule 4;

      taxation or tax has the meaning given to it in the Tax Deed;

      Taxation Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose or collect tax in the United Kingdom or elsewhere;

      Tax Deed means the tax deed of covenant proposed to be entered into between the Covenantors and the Purchaser in the Agreed Form;

      Taxes Act means the Income and Corporation Taxes Act 1988;

      TCGA means the Taxation of Chargeable Gains Act 1992;

      Turnover means the net invoiced turnover of the Company (but not for the avoidance of doubt of ODL) for organic liquid milk and cream as shown in the Accounts (as determined in accordance with Schedule 5) of the Company for the financial year ending 31 May 2000 exclusive of value added tax (which, for the avoidance of doubt, shall be net of any discounts or rebates relating to sales invoiced by the Company to any of its customers in such financial year);

      VATA means the Value Added Tax Act 1994;

      Warranted Accounts means the audited balance sheet of the Company as at the Accounting Date and the audited profit and loss account of the Company for the financial year ended on the Accounting Date and the directors' report and other documents annexed to them;

      Warranties means the warranties, representations and undertakings contained or referred to in clause 4.1 and Schedule 2;

      Year 2000 Compliant has the meaning set out in the document published by the part of the British Standards Institution called DISC entitled A Definition of Year 2000 Conformity Requirements which has the reference PD2000-1 and in construing the meaning of this definition regard shall be had to the Amplification of the Definition and Rules set out in the same document.

2.  INTERPRETATION

     In this Agreement:

2.1 references to statutes or statutory provisions include those statutes or statutory provisions as amended, extended, consolidated, re-enacted or replaced from time to time and any orders, regulations, instruments or other subordinate legislation made under them except to the extent that any amendment enacted after the date of this Agreement would increase or extend the liability of any party to this Agreement;

2.2 words and phrases defined in the Act and in the relevant legislation relating to taxation bear the same meanings, unless given a different meaning in this Agreement;

2.3 unless specified to the contrary, use of the singular is deemed to include the plural, use of any gender is deemed to include every gender and any reference to a person is deemed to include a corporation, a partnership and other body or entity; and (in each case) vice versa;

2.4 references to this Agreement or any other document shall, where appropriate, be construed as references to this Agreement or such other document as varied, supplemented, novated and/or replaced in any manner from time to time;

2.5 any reference to a document in the Agreed Form includes a reference to that document in its final executed form;

2.6 any reference to an agreement or contract includes an agreement, contract, deed, franchise, concession, licence or undertaking and any waiver or release (in each case whether written, oral, implied or arising by operation of law);

2.7 obligations and liabilities assumed by more than one person are assumed jointly and severally unless otherwise specified;

2.8 references to the Sellers or the Covenantors shall include each of the Sellers or, as the case may be, each of the Covenantors severally;

2.9 references to any English legal or accounting term for any action, remedy, method of judicial proceeding, legal or accounting document, legal or accounting status, insolvency proceeding, event of incapacity, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept, practice or principle or thing shall in respect of any jurisdiction other than England be deemed to include what most approximates in that jurisdiction to the English legal or accounting term concerned;

2.10 any undertaking by any of the parties not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing;

2.11 the headings shall not affect interpretation.

SIGNED by ROGER PERSEY            )
in the presence of:               )           /s/ Roger L. Persey

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant



SIGNED by CAROLINE PERSEY          )
in the presence of:                )          /s/ Roger L. Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant




SIGNED by SALLY PERSEY             )
in the presence of:                )          /s/ Roger L. Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant

SIGNED by ELIZABETH PERSEY         )
in the presence of:                )          /s/ Roger L. Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant





SIGNED by HERBERT PERSEY           )
in the presence of:                )          /s/ Herbert Persey
                                              ---------------------------

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant





SIGNED by VICTORIA PERSEY          )
in the presence of:                )          /s/ Herbert Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant

SIGNED by JAMES PERSEY             )
in the presence of:                )          /s/ Herbert Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant




SIGNED by GEOFFREY PERSEY          )
in the presence of:                )          /s/ Geoffrey Persey
                                              -------------------
Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant




SIGNED by LUCY PERSEY              )
in the presence of:                )          /s/ Geoffrey Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant

SIGNED by RICHARD PERSEY           )
in the presence of:                )          /s/ Geoffrey Persey
                                              ---------------------------
                                              As duly authorised Attorney

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant




SIGNED by PETER DUNSFORD           )
in the presence of:                )          /s/ Peter Dunsford
                                              -------------------------

Signature of Witness:                         /s/ K Steer

Name of Witness:                              KEITH STEER

Address of Witness:                           6 Sylvan Avenue Exeter

Occupation of Witness:                        Chartered Accountant




SIGNED by a duly authorised officer for          )
 and on behalf of HORIZON ORGANIC LIMITED        )  /s/ Mark Retzloff
 in the presence of:                             )

Signature of Witness: /s/ Mattys Reesendaal

Name of Witness:          Mattys Can Reesendaal

Address of Witness:       32 Upton Road, Southville, Bristol

Occupation of Witness:    Marketing and Sales Assistant